EXHIBIT 10.1
SENIOR SECURED PRIMING AND SUPERPRIORITY
DEBTOR-IN-POSSESSION CREDIT AGREEMENT
dated as of October 6, 2011
by and among
REAL MEX RESTAURANTS, INC.
ACAPULCO RESTAURANTS, INC.
EL TORITO FRANCHISING COMPANY
EL TORITO RESTAURANTS, INC.
TARV, INC.
ACAPULCO RESTAURANT OF VENTURA, INC.
ACAPULCO RESTAURANT OF WESTWOOD, INC.
ACAPULCO MARK CORP.
MURRAY PACIFIC
ALA DESIGN, INC.
REAL MEX FOODS, INC.
ACAPULCO RESTAURANT OF DOWNEY, INC.
ACAPULCO RESTAURANT OF MORENO VALLEY, INC.
EL PASO CANTINA, INC.
CKR ACQUISITION CORP.
CHEVYS RESTAURANTS, LLC
as Debtors and Debtors-in-Possession
(collectively, the “Borrowers”)
RM RESTAURANT HOLDING CORP.
as Debtor and Debtor-in-Possession
(“Parent”)
the financial institutions from time to time
party hereto
(the “Lenders”)
and
GENERAL ELECTRIC CAPITAL CORPORATION
as agent and administrative agent
(the “Agent”)
* * *
GE CAPITAL MARKETS, INC.
as Sole Lead Arranger and Sole Book Runner
GENERAL ELECTRIC CAPITAL CORPORATION
as Syndication Agent

v

Schedules and Exhibits

Schedule 1	Lenders; Revolving Credit Commitments; Revolving Credit Commitment Percentages
Schedule 2	Letter of Credit Commitments; Letter of Credit Commitment Percentages
Schedule 3	Initial Approved Budget
Schedule 4	Agent Affiliate Leases
Schedule 8.2	Governmental Approvals
Schedule 8.3	Title to Properties; Leases
Schedule 8.3A	Owned Real Property
Schedule 8.6.2	Intellectual Property Matters
Schedule 8.7	Litigation
Schedule 8.14.2	Terminability of Welfare Plans
Schedule 8.17	Environmental Matters
Schedule 8.18	Subsidiaries
Schedule 8.18(A)	Parent Stockholders
Schedule 8.21	Certain Transactions
Schedule 8.22	Bank Accounts
Schedule 8.23	Stores
Schedule 10.1	Existing Indebtedness
Schedule 10.2	Existing Liens
Schedule 10.3	Existing Investments

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Revolving Credit Loan Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Acceptance
Exhibit F	Post-Closing Matters
Exhibit G	Interim Order

SENIOR SECURED PRIMING AND SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT
This SENIOR SECURED PRIMING AND SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT, dated as of October 6, 2011, is by and among, (a) REAL MEX RESTAURANTS, INC., formerly known as Acapulco Acquisition Corp., a Delaware corporation (“Real Mex”), ACAPULCO RESTAURANTS, INC., a Delaware corporation (“ARI”), EL TORITO FRANCHISING COMPANY, a Delaware corporation (“ETFI”), EL TORITO RESTAURANTS, INC., a Delaware corporation (“ETRI”), TARV, INC., a California corporation (“TARV”), ACAPULCO RESTAURANT OF VENTURA, INC., a California corporation (“ARV”), ACAPULCO RESTAURANT OF WESTWOOD, INC., a California corporation (“ARW”), ACAPULCO MARK CORP., a Delaware corporation (“AMC”), MURRAY PACIFIC, a California corporation (“MP”), ALA DESIGN, INC., a California corporation (“ALAD”), REAL MEX FOODS, INC., formerly known as ALA Foods, Inc., a California corporation (“RMF”), ACAPULCO RESTAURANT OF DOWNEY, INC., a California corporation (“ARD”), ACAPULCO RESTAURANT OF MORENO VALLEY, INC., a California corporation (“AMV”), EL PASO CANTINA, INC., a California corporation (“EPC”), CKR ACQUISITION CORP., a Delaware corporation (“CKR”), CHEVYS RESTAURANTS, LLC, a Delaware limited liability company (“Chevys”, and together with Real Mex, ARI, ETFI, ETRI, TARV, ARV, ARW, AMC, MP, ALAD, RMF, ARD, AMV, EPC, and CKR, each as a borrower and debtor and debtor-in-possession, the “Borrowers”), and RM RESTAURANT HOLDING CORP., a Delaware corporation (“Parent”), as debtor and debtor-in-possession and guarantor, (b) the lending institutions from time to time party hereto, and (c) GENERAL ELECTRIC CAPITAL CORPORATION (in its individual capacity, “GE Capital”) as agent and administrative agent for such lending institutions.
On October 4, 2011 (the “Petition Date”), Borrowers and Parent (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code (as hereinafter defined) with the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). From and after the Petition Date, Debtors are continuing to operate their respective businesses and manage their respective properties as debtors in possession under Sections 1107 and 1108 of the Bankruptcy Code.
Borrowers have requested that the Lenders provide (i) a $29,000,000 revolving credit facility, which revolving credit facility is to include a roll-up revolving credit facility in an aggregate principal amount equal to the aggregate principal balance of the Revolving Credit Loans (as hereinafter defined) outstanding as of the Petition Date under (and as defined in) the Pre-Petition Credit Agreement (as hereinafter defined); provided that until the Final Order (as hereinafter defined) shall have been entered by the Bankruptcy Court, no loans or advances under the revolving credit facility shall be made, other than revolving credit loans in the aggregate principal amount not to exceed $5,000,000 and (ii) a $20,000,000 letter of credit facility, which letter of credit facility is to include a roll-up letter of credit facility in an aggregate principal amount equal to the maximum aggregate face amount of Letters of Credit issued and outstanding under (and as defined in) the Pre-Petition Credit Agreement as of the Petition Date, the proceeds of which facilities will be used to in accordance with § 8.15 hereof.

The Parent has agreed to guarantee the obligations of the Borrowers hereunder and the Borrowers and the Parent have agreed to secure their respective Obligations by granting to Agent a lien on substantially all of their respective assets, in accordance with the priorities provided in the DIP Orders.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
1. DEFINITIONS AND RULES OF INTERPRETATION.
1.1 Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:
Acapulco Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Acapulco”.
Affected Lenders. See §6.7(c).
Affiliate. Any Person that would be considered to be an affiliate of any Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such Borrower were issuing securities.
Agency Account. See §9.17.
Agency Account Agreement. See §9.17.
Agent’s Office. The Agent’s office located at 8377 East Hartford Drive, Suite 200, Scottsdale, Arizona 85255, or at such other location as the Agent may designate from time to time.
Agent. GE Capital acting as agent for the Lenders, or such successor Agent as may be appointed pursuant to §16.9 hereof.
Agent’s Special Counsel. Latham & Watkins LLP or such other counsel as may be approved by the Agent.
ALAD. As defined in the preamble hereto.
AMC. As defined in the preamble hereto.
Applicable Margin. 6.00% per annum.
Approved Budget. The aggregate, without duplication, of all items that are set forth in the Initial Approved Budget and any Supplemental Approved Budget.
Approved Fund. With respect to any Lender that is a fund that invests in bank loans, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an affiliate of such investment advisor.

ARD. As defined in the preamble hereto.
ARI. As defined in the preamble hereto.
ARV. As defined in the preamble hereto.
ARW. As defined in the preamble hereto.
Assignment and Acceptance. See §20.1.
Avoidance Actions. “Avoidance Actions” as defined in the DIP Orders.
Bankruptcy Code. The provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws, as amended.
Bankruptcy Court. As defined in the Recitals hereto.
Balance Sheet Date. December 31, 2010.
Base Rate. At any time, a rate per annum equal to the highest of:
(a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent),
(b) the sum of 0.5% per annum and the Federal Funds Rate and
(c) the sum of (x) the Eurodollar Rate for a period of three months as it appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to such day, plus (y) 1.50% per annum, in each instance, as of such day.
Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the “bank prime loan” rate, the Federal Funds Rate or the Eurodollar Rate.
Borrower(s). As defined in the preamble hereto.
Business Day. Any day (excluding Saturday and Sunday) on which banking institutions in Chicago, Illinois and New York, New York, are open for the transaction of banking business.
Canpartners. Canpartners Investments IV LLC.
Capitalized Leases. Leases under which any Borrower or any of their respective Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

Capstone. Capstone Consulting LLC.
Carve-Out. “Carve-Out” as defined in the DIP Orders.
Carve-Out Cap. $1,200,000.
Casa Gallardo Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Casa Gallardo”.
Casa Gallardo Grill Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Casa Gallardo Grill”.
CERCLA. See §8.17(a).
Change of Control. At any time, the occurrence of one or more of the following events: (i) the Parent shall at any time fail to own, directly or indirectly, 100% of each class of issued and outstanding Voting Stock and economic interests of Real Mex free and clear of all liens other than Permitted Liens and, as long as such liens are subordinated to the liens of the Agent granted by Parent and the Borrowers to secure the 2009 Senior Secured Debt and the Pre-Petition Indebtedness (prior to the Roll-Up Effective Time), (ii) Permitted Holders shall at any time fail to own, directly or indirectly, 50.1% of each class of issued and outstanding Voting Stock and economic interests of the Parent or (iii) Cocina, Sun Cantinas, Sun Capital and their Control Investment Affiliates shall at any time together fail to own, directly or indirectly, a greater aggregate percentage of the issued and outstanding Voting Stock and economic interest of Parent than any other Person and its Control Investment Affiliates.
Chapter 11 Cases. Chapter 11 cases jointly administered under In re. Real Mex Restaurants, Inc., Case No. 11- 13122 (PJW), filed on October 4, 2011 by the Debtors by filing a voluntary petition with the Bankruptcy Court.
Chevys. As defined in the preamble hereto.
CKR. As defined in the preamble hereto.
Closing Date. October 6, 2011.
Cocina. Cocina Funding Corp., L.L.C., a Delaware limited liability company.
Code. The Internal Revenue Code of 1986.
Co-Investors. H.I.G. Sun Partners, Inc., SCSF Cantinas and any of their Control Investment Affiliates, and members of the management of the Parent and the Borrowers.
Collateral. All of the property, rights and interests of the Parent, the Borrowers and their Subsidiaries (other than those that are excluded from the “DIP Collateral” under (and as defined in) the DIP Orders).

Compliance Certificate. See §9.4(e).
Concentration Accounts. The accounts with Bank of America with account numbers 1459239751 and 1459236007 and that account with Wells Fargo Bank with account number 4296-911928 and any other depository account that is (a) in the name of the Borrowers, (b) under the control of the Agent for the benefit of the Lenders and the Agent, and (c) with a financial institution reasonably acceptable to the Agent that has entered into an Agency Account Agreement with the Agent and the Borrowers.
Concept. Any of the Acapulco Concept, the Casa Gallardo Concept, the Casa Gallardo Grill Concept, the Guadala Harry’s Concept, the El Torito Concept, the El Torito Grill Concept, the Hola Amigos Concept, the Keystone Grill Concept, the Las Brisas Concept, or the Who Song & Larry’s Concept.
Consolidated or consolidated. With reference to any term defined herein, that term as applied to the accounts of the Borrowers and all of their Subsidiaries, consolidated in accordance with generally accepted accounting principles.
Control Investment Affiliates. As to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person or any Person controlling such Person primarily for the purpose of making equity or debt investments in one or more companies. For the purpose of this definition “control” of a Person means the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
Credit Agreement. This Senior Secured Priming and Superpriority Debtor-in-Possession Credit Agreement, including the Schedules and Exhibits hereto.
Debtors. As defined in the Recitals hereto.
Default. Any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
Delinquent Lender. See §16.5.3.
DIP Orders. The Interim Order and the Final Order, as applicable, based on which such order is then in effect.
Distribution. The declaration or payment of any dividend or other distribution on or in respect of any Equity Interests of a Person, other than dividends or distributions payable solely in Equity Interests of such Person of the same class; the purchase, redemption, or other retirement of any Equity Interests of a Person, directly or indirectly through a Subsidiary of such Person or otherwise; the return of capital by a Person to the holders of its Equity Interests as such; or any other distribution on or in respect of any Equity Interests of a Person.
Dollars or $. Dollars in lawful currency of the United States of America.
Drawdown Date. The date on which any Loan is made or is to be made.

El Torito Companies. Collectively, ETFI and ETRI.
El Torito Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “El Torito”.
El Torito Grill Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “El Torito Grill”.
Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States of America, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States of America, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; (e) any mutual fund, insurance company, or investment fund that is an “accredited investor” (as defined in Regulation D of the Securities Act of 1933, as amended); and (f) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.
Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate other than a Multiemployer Plan.
Environmental Laws. See §8.17(a).
EPA. See §8.17(b).
EPC. As defined in the preamble hereto.
Equity Interests. All equity interests of a Person, including, without limitation, any (a) common or preferred stock, (b) limited or general partnership interests, (c) limited liability company membership interests, (d) options, warrants, or other rights to purchase or acquire any Equity Interest, or (e) securities convertible into any Equity Interest.
ERISA. The Employee Retirement Income Security Act of 1974.
ERISA Affiliate. Any Person which is treated as a single employer with any of the Borrowers under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder.
ETFI. As defined in the preamble hereto.
ETRI. As defined in the preamble hereto.
Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.
Eurodollar Rate. For any interest period, the higher of (i) 2.00% per annum and (ii) the rate determined by the Agent to be the offered rate per annum for deposits of Dollars for the applicable interest period that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London, England time) two Eurodollar Business Days prior to the first day in such interest period. In the event that such rate does not appear on Reuters Screen LIBOR01 Page at such time, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) two (2) Business Days prior to the first day in such interest period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such interest period for the applicable principal amount on such date of determination.
Event of Default. See §14.1.
Exit Costs. See §2.1(b).
Exit Financing Fee Reserve. See §2.1(b).
Facilities. Collectively, the Revolving Credit Loan Facility and the Letter of Credit Facility.
FATCA Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
Federal Funds Rate. For any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.
Fee Letter. The letter agreement dated September 28, 2011 among GE Capital, GE Capital Markets, Inc. and the Borrowers.

Final Order. Collectively, the orders of the Bankruptcy Court entered in the Chapter 11 Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court which orders shall be satisfactory in form and substance to the Agent in its sole discretion, and which orders are in effect and not stayed, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Agent in its sole discretion, which, among other matters but not by way of limitation, provides that the relief requested in the motions seeking approval of the Loan Documents and the Interim Order and Final Order and granted on an interim basis in the Interim Order is granted on a final basis (including any additional relief required by the Bankruptcy Court or agreed to by the Agent) and authorizes the Debtors to obtain credit hereunder and grant first priority priming liens and security interests under this Credit Agreement and the other Loan Documents and for the super priority of the Agent’s and Lenders’ claims hereunder and provides for the roll of the Pre-Petition Obligations as contemplated herein, all on a final basis.
Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).
First Day Orders. The orders entered by the Bankruptcy Court in the Chapter 11 Cases pursuant to motions and applications filed by the Debtors on the Petition Date, in each case, in form and substance reasonably satisfactory to the Agent.
generally accepted accounting principles. (a) When used in §11, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of Real Mex reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of Real Mex adopting the same principles, provided that in each case referred to in this definition of “generally accepted accounting principles” a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.
Guadala Harry’s Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Guadala Harry’s”.
Guaranty. See §7.1.
Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Hazardous Substances. See §8.17(b).
Hola Amigos Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Hola Amigos”.
Indebtedness. As to any Person and whether recourse is secured by or is otherwise available against all or only a portion of the assets of such Person and whether or not contingent, but without duplication:
(i) every obligation of such Person for money borrowed,
(ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses,
(iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person,
(iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are not overdue by more than sixty (60) days or which are being contested in good faith and for which the Borrowers maintain sufficient reserves in accordance with generally accepted accounting principles),
(v) every obligation of such Person under any Capitalized Lease,
(vi) every obligation of such Person under any lease treated as an operating lease under generally accepted accounting principles and as a loan or financing for U.S. income tax purposes (a “Synthetic Lease”),
(vii) all sales by such Person of (A) accounts or general intangibles for money due or to become due, (B) chattel paper, instruments or documents creating or evidencing a right to payment of money or (C) other receivables (collectively “receivables”), whether pursuant to a purchase facility or otherwise, other than in connection with the disposition of the business operations of such Person relating thereto or a disposition of defaulted receivables for collection and not as a financing arrangement, and together with any obligation of such Person to pay any discount, interest, fees, indemnities, penalties, recourse, expenses or other amounts in connection therewith,
(viii) every obligation of such Person (an “equity related purchase obligation”) to purchase, redeem, retire or otherwise acquire for value any shares of capital stock of any class issued by such Person, any warrants, options or other rights to acquire any such shares, or any rights measured by the value of such shares, warrants, options or other rights,

(ix) every obligation of such Person under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices (a “derivative contract”),
(x) every obligation in respect of Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent that such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such Person is not liable therefor and such terms are enforceable under applicable law,
(xi) every obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guarantying or otherwise acting as surety for, any obligation of a type described in any of clauses (i) through (x) (the “primary obligation”) of another Person (the “primary obligor”), in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (A) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (B) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation.
The “amount” or “principal amount” of any Indebtedness at any time of determination represented by (u) any Indebtedness issued at a price that is less than the principal amount at maturity thereof, shall be the amount of the liability in respect thereof determined in accordance with generally accepted accounting principles, (v) any Capitalized Lease shall be the principal component of the aggregate of the rentals obligation under such Capitalized Lease payable over the term thereof that is not subject to termination by the lessee, (w) any sale of receivables shall be the amount of unrecovered capital or principal investment of the purchaser (other than any of the Borrowers or any of their wholly-owned Subsidiaries) thereof, excluding amounts representative of yield or interest earned on such investment, (x) any synthetic lease shall be the stipulated loss value, termination value or other equivalent amount, (y) any derivative contract shall be the maximum amount of any termination or loss payment required to be paid by such Person if such derivative contract were, at the time of determination, to be terminated by reason of any event of default or early termination event thereunder, whether or not such event of default or early termination event has in fact occurred and (z) any equity related purchase obligation shall be the maximum fixed redemption or purchase price thereof inclusive of any accrued and unpaid dividends to be comprised in such redemption or purchase price.
The obligation of such Person to pay current year insurance premiums in an amount not to exceed $3,500,000 shall be excluded from Indebtedness.
Ineligible Securities. Securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1993 (12 U.S.C. §24, Seventh), as amended.

Initial Approved Budget. As defined in §12.2.
Interest Payment Date. The last day of each calendar month with respect to interest accrued during such calendar month, including, without limitation, the calendar month which includes the Drawdown Date of a Revolving Credit Loan.
Interim Order. The order of the Bankruptcy Court with respect to the Debtors, in substantially the form of Exhibit G hereto, with such amendments, modifications or supplements reasonably acceptable to the Agent.
International Standby Practices. With respect to any standby Letter of Credit, International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.
Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments described under Indebtedness) or obligations of any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.
Keystone Grill Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Keystone Grill”.
KKR. Collectively, KKR Financial CLO 2007-1, Ltd., KKR Strategic Capital Overseas Fund, Ltd., KKR Strategic Capital Fund, L.P., and KKR Strategic Capital Institutional Fund, Ltd.
Las Brisas Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Las Brisas”.
L/C Issuer. means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to the Agent in its sole discretion, in such Person’s capacity as an issuer of Letters of Credit hereunder.
Lease Assumption Order. See §9.21(a).

Lenders. The institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §20.
Letter of Credit. See §5.1.1.
Letter of Credit Application. See §5.1.1.
Letter of Credit Commitment. (a) At all times prior to the Roll-Up Effective Time, the amount set forth on Part A on Schedule 2 hereto as the amount of such Lender’s commitment to participate in letters of credit pursuant to the Letter of Credit Commitment to the Borrowers, as the same may be reduced from time to time in accordance with the provisions hereof; or if such commitment is terminated in accordance with the provisions hereof, zero and (b) at all times from and after the Roll-Up Effective Time, the amount set forth on Part B on Schedule 2 hereto as the amount of such Lender’s commitment to participate in letters of credit pursuant to the Letter of Credit Commitment to the Borrowers, as the same may be reduced from time to time in accordance with the provisions hereof; or if such commitment is terminated in accordance with to the provisions hereof, zero.
Letter of Credit Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 2 hereto as such Lender’s percentage of the aggregate Letter of Credit Commitments of all of the Lenders.
Letter of Credit Facility. The letter of credit facility established pursuant to this Credit Agreement in an aggregate amount equal to the aggregate Letter of Credit Commitments.
Letter of Credit Fee. See §5.6.
Letter of Credit Participation. See §5.1.4.
Loan Documents. This Credit Agreement, the Notes, the Letter of Credit Applications, the Letters of Credit, the Fee Letter and the DIP Orders.
Loans. The Revolving Credit Loans.
Majority Lenders. As of any date, any combination of Lenders the sum of whose aggregate Revolving Credit Commitments constitute at least sixty-six and two-thirds percent (66 2/3%) of the Revolving Credit Commitments of all Lenders, or, if the Revolving Credit Commitment has been terminated or if the Maturity Date has occurred, any combination of Lenders holding at least sixty-six and two-thirds percent (66 2/3%) of the total outstanding principal amount of the Loans on such date; provided, however, so long as there are two (2) Lenders or less, Majority Lenders shall be all Lenders.
Materially Adverse Effect. A materially adverse effect on the business, assets or financial condition of the Borrowers and their Subsidiaries taken as a whole, except for the commencement of the Chapter 11 Cases and the effects that customarily result from the commencement of chapter 11 cases.

Maturity Date. The earliest to occur of (a) March 31, 2012, (b) the effective date of a plan of reorganization in the Chapter 11 Cases, (c) the Termination Declaration Date, (d) the date of the consummation of the sale of all or substantially all of the assets and Equity Interests of the Debtors pursuant to Section 363 of the Bankruptcy Code, and (e) the date all Obligations are indefeasibly paid in full in cash and this Credit Agreement and the other Loan Documents are terminated.
Maximum Drawing Amount. The maximum aggregate amount that the beneficiaries may at any time draw under outstanding Letters of Credit, as such aggregate amount may be reduced from time to time pursuant to the terms of the Letter of Credit; provided, however, that the Maximum Drawing Amount shall not include the amount of any Letter of Credit to the extent any such Letter of Credit has been cash collateralized in an amount not less than 105% of the aggregate amount that the beneficiary may at any time draw under such Letter of Credit.
Mortgaged Property. Any Real Estate which is subject to a lien in favor of the Agent.
MP. As defined in the preamble hereto.
Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by any Borrower or any ERISA Affiliate that is subject to Title IV of ERISA.
Note(s). The Revolving Credit Notes.
Obligations. All indebtedness, obligations and liabilities of any of the Borrowers, Parent and their Subsidiaries to any of the Lenders, L/C Issuers, the Agent or any other Person, individually or collectively, existing or arising on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans made or held or Reimbursement Obligations incurred or any of the Notes, Letter of Credit Applications, Letters of Credit, or other instruments at any time evidencing any thereof.
Other Taxes. Any present or future stamp, court or documentary, intangible or recording taxes any other excise or property taxes, charges or similar duties or levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Credit Agreement or any of the other Loan Documents.
Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.
Parent. As defined in the Recitals hereto.
Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.
Permitted Holder Affiliate With respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, a Person shall be deemed to “control” or be “controlled by” a Person if such Person possesses, directly or indirectly, power either (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
Permitted Holders. Collectively, (a) Cocina, KKR, Canpartners and Capstone, (b) the Co-Investors, and (c) any Related Parties of (i) Cocina, KKR, Canpartners or Capstone or (ii) the Co-Investors.
Permitted Expenses. Reasonable legal, accounting, collateral examination, monitoring and appraisal fees, financial advisory fees, fees and expenses of other consultants, and other reasonable out of pocket expenses of the Agent in connection with the Chapter 11 Cases, this Credit Agreement, the Loan Documents, and all documents related thereto, and all costs and expenses of the Agent (including reasonable, documented attorney expenses in accordance herewith) in connection with the enforcement of remedies under the Loan Documents to be reimbursed on a current basis by the Debtors from the proceeds of Loans hereunder. For avoidance of doubt, all fees and expenses in the immediately preceding sentence shall be reimbursed without regard to the amounts set forth in the Approved Budget with respect thereto; provided, that, to the extent the amounts of such fees and expenses exceed the amounts set forth therefor in the Approved Budget, the Approved Budget shall be automatically increased to incorporate such additional amounts.
Permitted Liens. Liens, security interests and other encumbrances permitted by §10.2.
Permitted Parent Debt. The 2009 Parent Debt as long as (i) all of such Indebtedness results from an assumption by the Parent from Real Mex of the portion of the Unsecured Term Loan in the same amount on or about July 7, 2009, (ii) such Indebtedness is unsecured and not guaranteed by any Borrower or any Subsidiary of a Borrower, (iii) such Indebtedness is not exchangeable or convertible into any Indebtedness of the Parent or any of its Subsidiaries, (iv) such Indebtedness is subordinated to the Obligations pursuant to the 2009 Intercreditor Agreement (Parent Debt), (v) interest on such Indebtedness shall be payable only in kind, and (vi) such Indebtedness does not mature, and is not subject to mandatory repurchase, redemption or amortization, in each case prior to the 180th day after the date specified in clause (a) of the definition of the term “Maturity Date”.
Person. Any individual, corporation, partnership, trust, unincorporated association, limited liability company, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.
Petition Date. As defined in the Recitals hereto.

Post-Petition. The time period beginning immediately upon the filing of the Chapter 11 Cases and ending upon the closing of the Chapter 11 Cases.
Postpetition Transfer Avoidance Actions. “Postpetition Transfer Avoidance Actions” as defined in the DIP Orders.
Prepetition First Liens. “Prepetition First Liens” as defined in the DIP Orders.
Pre-Petition. The time period prior to the filing of the Chapter 11 Cases.
Pre-Petition Credit Agreement. The Second Amended and Restated Revolving Credit Agreement, dated as of January 29, 2007, as amended, supplement or otherwise modified to the date hereof, among Borrowers, the lending institutions party thereto, and GE Capital, as “Agent” (as defined therein).
Pre-Petition Indebtedness. Any and all Indebtedness of the Debtors incurred prior to the Petition Date and outstanding as of the Petition Date.
Pre-Petition Letters of Credit. “Letters of Credit” outstanding under (and as defined in) the Pre-Petition Credit Agreement.
Pre-Petition Loan Documents. “Loan Documents” as defined in the Pre-Petition Credit Agreement.
Pre-Petition Obligations. “Obligations” outstanding under (and as defined in) the Pre-Petition Credit Agreement as of the Petition Date.
Pre-Petition Payments. Any payment (by way of adequate protection or otherwise) of principal or interest or otherwise on account of any Pre-Petition Indebtedness or other obligations or claims (including trade payables and payments in respect of reclamation and/or Section 503(b)(9) claims) of the Debtors.
Prepetition Prior Liens. “Prepetition Prior Liens” as defined in the DIP Orders.
Prepetition Second Lien Secured Parties’ Adequate Protection. “Prepetition Second Lien Secured Parties’ Adequate Protection” as defined in the DIP Orders.
Pre-Petition Revolving Credit Loans. “Revolving Credit Loans” outstanding under (and as defined in) the Pre-Petition Credit Agreement as of the Petition Date.
Prior Agent. The “Agent” under (and as defined in) the Pre-Petition Credit Agreement.
Prior Lenders. Collectively, the “Lenders” under (and as defined in) the Pre-Petition Credit Agreement.
Prior L/C Issuers. Collectively, the “L/C Issuers” under (and as defined in) the Pre-Petition Credit Agreement.
RCRA. See §8.17(a).

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by any of the Borrowers or their Subsidiaries.
Real Estate Leases. Leases, including ground leases and space leases, pursuant to which any Borrower leases Real Estate.
Real Mex. As defined in the preamble hereto.
Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Lender with respect to any Loan referred to in such Note.
Register. See §20.3.
Reimbursement Obligation. The Borrowers’ obligation to reimburse the Agent and the Lenders on account of any drawing under any Letter of Credit as provided in §5.2.
Related Parties. With respect to any Permitted Holder, the Permitted Holder Affiliates of such Permitted Holder and the members, partners, directors, officers, employees, agents, trustees and advisors of such Permitted Holder and of the Permitted Holder Affiliates of such Permitted Holder.
Restricted Payments. In relation to the Borrowers, any (a) Distribution, (b) payment in respect of or purchase of any or all of the 2009 Senior Secured Debt, (c) payment in respect of or purchase of any or all of the Unsecured Term Loan, and (d) any payment not made in accordance with the DIP Orders.
Reserves. The reserve contemplated by §2.1(b) and reserves established by the Agent to ensure the payment of the Carve-Out up to the Carve-Out Cap and other professional expenses.
Revolving Credit Availability. As of any date of determination, the amount by which (a) the Revolving Credit Commitments of all Lenders less all Reserves established by Agent in accordance with the terms hereof exceeds (b) the Outstanding amount of Revolving Credit Loans owing to all Lenders, subject to any restrictions imposed by the DIP Orders.
Revolving Credit Commitment. (a) At all times prior to the Roll-Up Effective Time, the amount set forth on Part A on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans, as the same may be reduced from time to time in accordance with the provisions hereof; or if such commitment is terminated in accordance with the provisions hereof, zero, and (b) at all times from and after the Roll-Up Effective Time, the amount set forth on Part B on Schedule 1 hereto as the amount of such Lender’s commitment to make Revolving Credit Loans, as the same may be reduced from time to time in accordance with the provisions hereof; or if such commitment is terminated in accordance with the provisions hereof, zero.
Revolving Credit Commitment Percentage. With respect to each Lender, the percentage set forth on Schedule 1 hereto as such Lender’s percentage of the aggregate Revolving Credit Commitments of all of the Lenders.

Revolving Credit Loan Facility. The revolving credit loan facility established pursuant to this Credit Agreement in the aggregate amount equal to aggregate Revolving Credit Commitments.
Revolving Credit Loan Request. See §2.6.
Revolving Credit Loans. Revolving credit loans made or to be made by the Lenders to the Borrowers pursuant to §2.
Revolving Credit Note Record. A Record with respect to a Revolving Credit Note.
Revolving Credit Note(s). See §2.4.
RMF. As defined in the preamble hereto.
RM Integrated. RM Integrated, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.
Roll-Up Effective Time. The moment in time immediately following of the entry of the Final Order by the Bankruptcy Court approving the roll-up of the Pre-Petition Obligations as contemplated therein and herein.
Sale-Leaseback. See §10.6.
Satisfactory Exit Commitment. A written financing commitment from the parties to which Exit Costs are to be paid, which commitment provides (or which commitment together with other amounts to be paid pursuant to documentation in form and substance acceptable to Agent provide) for funds sufficient for the indefeasible repayment in full in cash of the Obligations and Pre-Petition Obligations and is otherwise in form and substance acceptable to the Agent.
Satisfactory Exit Consent. A written consent, in form and substance acceptable to the Agent, duly executed and delivered by the holders of the 2009 Senior Secured Debt holding at least a majority of the outstanding principal amount of the 2009 Senior Secured Debt, that memorializes such parties’ irrevocable consent to (i) to the Debtors obtaining the Facilities from the Agent and Lenders in accordance with the Loan Documents, on an interim basis pursuant to the Interim Order and on a final basis pursuant to the Final Order and (ii) the entry of the Lease Assumption Order in accordance with this Credit Agreement and the DIP Orders. In addition, such written consent shall include an affirmative agreement by such holders of the 2009 Senior Secured Debt to direct the trustee under the 2009 Indenture (in the manner required under the 2009 Indenture to effectuate such direction) not to object to or otherwise oppose the relief described in clauses (i) and (ii) above, and, if applicable, to amend or waive any provisions of the 2009 Intercreditor Agreement (2009 Senior Secured Debt) that conflict with the terms of the Facilities set forth in this Credit Agreement.
SCSF Cantinas. SCSF Cantinas, LLC, a Delaware limited liability company.

Second A&R Unsecured Credit Agreement. The Second Amended and Restated Credit Agreement, dated as of July 7, 2009, by and among Real Mex, Parent, the lenders party thereto, and the administrative agent thereunder.
Store. A particular restaurant at a particular location that is owned or operated by a Borrower or a Borrower’s Subsidiary.
Subsidiary. Any corporation, partnership, association, trust, limited liability company or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock.
Sun Cantinas. Sun Cantinas, LLC, a Delaware limited liability company.
Sun Cantinas Finance Fee Letter. The letter agreement dated as of the Closing Date among Sun Cantinas Finance, LLC, a Delaware limited liability company, and the Borrowers.
Sun Capital. Sun Capital Partners Group IV, Inc.
Supplemental Approved Budget. In respect of the Initial Approved Budget, supplemental or replacement budgets delivered in accordance with §9.4(j) and approved by the Agent and Majority Lenders (covering any time period covered by a prior budget or covering additional time periods).
Synthetic Leases. As defined in clause (vi) of the definition of the term “Indebtedness”.
TARV. As defined in the preamble hereto.
Taxes. Any and all present or future taxes, levies, imposts, deductions, duties, charges, fees, compulsory loans, withholdings and restrictions or conditions of any nature imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by each Lender’s or (in case of payments made to the Agent for its own account) the Agent’s net income by any jurisdiction (whether federal, state or local and including any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized or maintains a lending office and any U.S. federal withholding taxes imposed by FATCA.
Termination Event. “Termination Event” as defined in the DIP Orders.
Test Day. See §9.4(k).
Test Period. See §9.4(k).
Total Commitment. The sum of (a) the Revolving Credit Commitments of all Lenders and (b) the Letter of Credit Commitments of all Lenders.
Termination Declaration. See §14.2.

Termination Declaration Date. See §14.2.
Uniform Customs. With respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor version thereto adopted by the Agent in the ordinary course of its business as a letter of credit issuer and in effect at the time of issuance of such Letter of Credit or, in the case of a standby Letter of Credit, either the Uniform Customs or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, or any successor code of standby letter of credit practices among banks adopted by the Agent in the ordinary course of its business as a standby letter of credit issuer and in effect at the time of issuance of such Letter of Credit.
Unpaid Reimbursement Obligation. Any Reimbursement Obligation for which the Borrowers have not reimbursed the Agent and the Lenders on the date specified in, and in accordance with, §5.2.
Unsecured Term Loan Documents. (i) the Second A&R Unsecured Credit Agreement, (ii) the Guarantee Agreement (as defined in the Second A&R Unsecured Credit Agreement) and (iii) the Term Notes (as defined in the Second A&R Unsecured Unsecured Credit Agreement), in each case as amended (to the extent permitted by §10.15) and in effect from time to time.
Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of the directors (or persons performing similar functions) of the corporation, partnership, association, limited liability company, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.
Who Song & Larry’s Concept. The method of operation used by and the intellectual property associated with those Stores that as of the Closing Date operate under any trade name that contains the words “Who Song & Larry’s”.
2009 Indenture. The Indenture referenced in the definition of the term “2009 Senior Secured Debt Documents”.
2009 Intercreditor Agreement (2009 Senior Secured Debt). The Intercreditor Agreement among the collateral agent and trustee under the 2009 Senior Secured Debt Documents, and the Prior Agent, dated as of July 7, 2009, as amended, restated or otherwise modified from time to time in accordance with its terms.
2009 Intercreditor Agreement (Parent Debt). The Subordination and Intercreditor Agreement among the Parent, the administrative agent under the 2009 Parent Debt Documents, and the Prior Agent, dated as of July 7, 2009, as amended, restated or otherwise modified from time to time in accordance with its terms.
2009 Unsecured Term Loan Subordination Agreement (Senior Secured Debt). Subordination and Intercreditor Agreement dated as of July 7, 2009 by and among Subordinated Agent (as defined therein), Cocina and KKR Financial CLO 2005-2, Ltd., as subordinated creditors, Holding (as defined therein), Opco (as defined therein), the Listed Obligors (as defined therein) party thereto and the trustee for the holders of the Senior Secured Debt, as amended, restated or otherwise modified from time to time in accordance with its terms.

2009 Parent Debt. Unsecured Indebtedness of the Parent in an aggregate principal amount not to exceed $25,000,000 (plus any increase in such $25,000,000 amount solely due to the capitalization of interest on such Indebtedness by adding such interest to the principal amount thereof) and evidenced by the 2009 Parent Debt Documents and any Permitted Subordinated Refinancings (as defined in the 2009 Intercreditor Agreement (Parent Debt)) thereof.
2009 Parent Debt Documents. The credit agreement, dated as of July 7, 2009, among Parent, the administrative agent and the lenders referred to therein pursuant to which up to $25,000,000 aggregate principal amount of 2009 Parent Debt has been issued to the Parent and each of the notes and other documents delivered pursuant thereto, in each case, as amended in accordance with this Credit Agreement and in effect from time to time.
2009 Senior Secured Debt. Indebtedness of the Borrowers issued on July 7, 2009 in an aggregate original principal amount not to exceed $130,000,000 evidenced by senior secured notes due 2013 issued pursuant to the 2009 Senior Secured Debt Documents and that is expressly subject to the provisions of the 2009 Intercreditor Agreement (2009 Senior Secured Debt).
2009 Senior Secured Debt Documents. (i) The Indenture, dated as of July 7, 2009, among Real Mex, the guarantors thereunder, and the trustee and collateral agent thereunder (the “2009 Indenture”), pursuant to which up to $130,000,000 original principal amount of 2009 Senior Secured Debt has been issued by Real Mex, in effect on the date hereof and as amended in the future (to the extent permitted by §10.13), and each of the notes, security documents, guaranties and other documents delivered pursuant thereto, and (ii) the 2009 Intercreditor Agreement (2009 Senior Secured Debt).
1.2 Rules of Interpretation.
(a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement unless explicitly specified to the contrary, either in the defined term referring to such document and agreement or otherwise.
(b) The singular includes the plural and the plural includes the singular.
(c) A reference to any law includes any amendment or modification to such law.
(d) A reference to any Person includes its permitted successors and permitted assigns.
(e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f) The words “include”, “includes” and “including” are not limiting.
(g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the State of Illinois, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.
(h) Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.
(i) The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.
(j) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”
(k) This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, cumulative and are to be performed in accordance with the terms thereof.
(l) This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Agent and the Borrowers and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents.

2. THE REVOLVING CREDIT FACILITY.
2.1 Commitment to Lend, Exit Financing Fee Reserve and Roll-Up of the Pre-Petition Revolving Credit Loans.
(a) Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to lend to the Borrowers and the Borrowers may borrow, repay, and reborrow on a joint and several basis from time to time from the Closing Date up to and including the Maturity Date upon notice by the Borrowers to the Agent given in accordance with §2.6, such sums as are requested by the Borrowers up to a maximum aggregate amount Outstanding (after giving effect to all amounts requested) owing to such Lender at any one time equal to such Lender’s Revolving Credit Commitment, minus such Lender’s Revolving Credit Commitment Percentage of all Reserves established by Agent pursuant to the terms hereof; provided that (a) the Outstanding amount of the Revolving Credit Loans (after giving effect to all amounts requested) owing to all Lenders, plus the Maximum Drawing Amount, plus all Unpaid Reimbursement Obligations plus all Reserves established by Agent pursuant to the terms hereof at such time shall not at any time exceed the Total Commitment, and (b) the Outstanding amount of Revolving Credit Loans (after giving effect to all amounts requested) owing to all Lenders, plus all Reserves established by Agent pursuant to the terms hereof shall not at any time exceed the Revolving Credit Commitments of all Lenders. The Revolving Credit Loans shall be made pro rata in accordance with each Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Borrowers that the conditions set forth in §12 and §13, in the case of the initial Revolving Credit Loans to be made on the Closing Date, and §13, in the case of all other Revolving Credit Loans, have been satisfied on the date of such request.
(b) Notwithstanding anything to the contrary herein, $1,000,000 of the Revolving Credit Commitments shall be reserved (the “Exit Financing Fee Reserve”) exclusively for payment by the Debtors of market fees and costs associated with the arrangement, syndication, negotiation and documentation of exit financing or acquisition financing, as applicable (collectively, the “Exit Costs”) and the Exit Financing Fee Reserve shall not become available unless and until the Agent receives the Satisfactory Exit Consent. Notwithstanding anything to the contrary contained herein or otherwise, the Exit Financing Fee Reserve shall not become available if any holder (or any representative or agent thereof) of 2009 Senior Secured Debt opposes, contests or supports any other Person opposing or contesting the entry of any DIP Order or the terms or provisions of any Loan Document or any DIP Order.
(c) Effective upon the occurrence of the Roll-Up Effective Time, without any further action by any party to this Credit Agreement, the Bankruptcy Court or any other Person, the Pre-Petition Revolving Credit Loans owing to each Lender at the Roll-Up Effective Time shall be rolled-up into and constitute Revolving Credit Loans hereunder and the outstanding principal balance of the Pre-Petition Revolving Credit Loans owing to such Lender shall constitute a portion of the Outstanding amount of the Revolving Credit Loans owing to such Lender hereunder. All interest and fees with respect to the Pre-Petition Revolving Credit Loans that have accrued but remain unpaid at the Roll-Up Effective Time shall constitute Obligations hereunder and shall be due and payable on the first date after the Roll-Up Effective Time on which interest and fees, as applicable, with respect to the Revolving Credit Loans are due and payable in accordance with the terms set forth herein.

2.2 Commitment Fee. The Borrowers jointly and severally agree to pay to the Agent for the accounts of the Lenders in accordance with their respective Revolving Credit Commitment Percentages a commitment fee in an amount equal to one-half of one percent (0.50%) per annum on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Total Commitment exceeds the sum of (a) the Outstanding amount of Revolving Credit Loans plus (b) the Maximum Drawing Amount plus (c) all Unpaid Reimbursement Obligations during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the last day of each calendar quarter for the calendar quarter then ending, commencing on the first such date after the Closing Date, with a final payment on the Maturity Date or any earlier date on which the Revolving Credit Commitments shall terminate.
2.3 Reduction of Total Revolving Credit Commitment. The Borrowers shall have the right at any time and from time to time upon one (1) Business Days prior written notice (confirmed telephonically on the date of delivery of such written notice) or telephonic notice (confirmed in writing on the date of such telephonic notice) to the Agent to reduce the Total Revolving Credit Commitment in connection with a payment in full of the Obligations. Promptly after receiving any notice of the Borrowers delivered pursuant to this §2.3, the Agent will notify the Lenders of the substance thereof.
2.4 The Revolving Credit Notes. If so requested by any Lender, the Revolving Credit Loans shall be evidenced by joint and several promissory notes of the Borrowers in substantially the form of Exhibit A hereto (each a “Revolving Credit Note”), dated as of the Closing Date and completed with appropriate insertions. One Revolving Credit Note shall be payable to each Lender in a principal amount equal to such Lender’s Revolving Credit Commitment or, if less, the Outstanding amount of all Revolving Credit Loans made by such Lender, plus interest accrued thereon, as set forth below. Each of the Borrowers irrevocably authorizes each Lender to make or cause to be made, at or about the time of the Drawdown Date of any Revolving Credit Loan or at the time of receipt of any payment of principal on such Lender’s Revolving Credit Note, an appropriate notation on such Lender’s Revolving Credit Note Record reflecting the making of such Revolving Credit Loan or (as the case may be) the receipt of such payment. The Outstanding amount of the Revolving Credit Loans set forth on such Lender’s Revolving Credit Note Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to record, or any error in so recording, any such amount on such Lender’s Revolving Credit Note Record shall not limit or otherwise affect the obligations of the Borrowers hereunder or under any Revolving Credit Note to make payments of principal of or interest on any Revolving Credit Note when due.
2.5 Interest on Revolving Credit Loans. Except as otherwise provided in §6.10,
(a) Each Revolving Credit Loan shall bear interest for the period commencing with the Drawdown Date thereof (or with respect to the borrowings which are deemed to occur at the Roll-Up Effective Time, commencing with the Roll-Up Effective Time) and ending on the day such Revolving Credit Loan is paid in full at an annual rate equal to the sum of (i) the Base Rate as in effect from time to time while such Loan is Outstanding plus (ii) the Applicable Margin.
(b) The Borrowers jointly and severally promise to pay interest on each Revolving Credit Loan in arrears on each Interest Payment Date with respect thereto.

2.6 Requests for Revolving Credit Loans. The Borrowers shall give to the Agent telephonic and written notice (such written notice to be in the form of Exhibit B hereto) of each Revolving Credit Loan requested hereunder (a “Revolving Credit Loan Request”) (a) prior to noon (Chicago time) on the proposed Drawdown Date of any such Loan equal to or less than $5,000,000 and (b) prior to noon (Chicago time) on the date which is one (1) Business Day prior to the proposed Drawdown Date of any such Loan in excess of $5,000,000; provided that no such notice shall be required for the borrowings which are deemed to occur at the Roll-Up Effective Time. Each such written notice shall specify the principal amount of the Revolving Credit Loan requested and the proposed Drawdown Date of such Revolving Credit Loan. Upon receipt of any such notices, the Agent shall promptly notify each of the Lenders thereof. Each Revolving Credit Loan Request shall be irrevocable and binding on the Borrowers and shall obligate the Borrowers to accept the Revolving Credit Loan requested from the Lenders on the proposed Drawdown Date. Each Revolving Credit Loan Request shall be in a minimum aggregate amount of $100,000 or an integral multiple of $50,000 in excess thereof. Unless the Agent is otherwise directed in writing by the Borrowers, the proceeds of each requested borrowing after the Closing Date will be made available to the Borrowers by the Agent by wire transfer of such amount to the Borrowers pursuant to the wire transfer instructions specified on the signature page hereto in relation to the Borrowers.
2.7 [Intentionally Omitted].
2.8 Funds for Revolving Credit Loans.
2.8.1 Funding Procedures. Not later than 1:00 p.m. (Chicago time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Lenders will make available to the Agent, at the Agent’s Office, in immediately available funds, the amount of such Lender’s Revolving Credit Commitment Percentage of the amount of the requested Revolving Credit Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §§12 and 13 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrowers the aggregate amount of such Revolving Credit Loans made available to the Agent by the Lenders. The failure or refusal of any Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Revolving Credit Commitment Percentage of the requested Revolving Credit Loans shall not relieve any other Lender from its several obligation hereunder to make available to the Agent the amount of such other Lender’s Revolving Credit Commitment Percentage of any requested Revolving Credit Loans.

2.8.2 Advances by Agent. The Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Agent on such Drawdown Date the amount of such Lender’s Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If any Lender makes available to the Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (b) the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans shall become immediately available to the Agent, and the denominator of which is 360. A statement of the Agent submitted to such Lender with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Lender. If the amount of such Lender’s Revolving Credit Commitment Percentage of such Revolving Credit Loans is not made available to the Agent by such Lender within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrowers on demand, with interest thereon at the rate per annum applicable to the Revolving Credit Loans made on such Drawdown Date.
3. REPAYMENT OF THE REVOLVING CREDIT LOANS.
3.1 Maturity. The Borrowers jointly and severally promise to pay on the Maturity Date, or at such earlier time as the Revolving Credit Loans become due and payable as set forth herein, and there shall become absolutely due and payable on the Maturity Date, or at such earlier time as the Revolving Credit Loans become due and payable as set forth herein, all of the Revolving Credit Loans Outstanding on such date, together with any and all accrued and unpaid interest thereon.
3.2 Mandatory Repayments of Revolving Credit Loans. If at any time (i) the sum of the Outstanding amount of the Revolving Credit Loans, plus the Maximum Drawing Amount, plus all Unpaid Reimbursement Obligations, plus all Reserves established by Agent in accordance with the terms hereof exceeds the Total Commitment or (ii) the sum of the Outstanding amount of the Revolving Credit Loans, plus all Reserves established by Agent in accordance with the terms hereof exceeds the Revolving Credit Commitments of all Lenders, then the Borrowers shall immediately pay the amount of such excess to the Agent for the respective accounts of the Lenders for application to the Revolving Credit Loans. Each prepayment of Revolving Credit Loans shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Revolving Credit Note, with adjustments to the extent practicable to equalize any prior payments or repayments not exactly in proportion.

3.3 Optional Repayments of Revolving Credit Loans. The Borrowers shall have the right, at their election, to repay the Outstanding amount of the Revolving Credit Loans, as a whole or in part, at any time without penalty or premium. The Borrowers shall give the Agent, no later than noon (Chicago time), on the date of any proposed prepayment prior written notice (confirmed telephonically on the date of delivery of such written notice, but in any case such confirmation to occur no later than noon (Chicago time) time, on the date of any such proposed prepayment) or telephonic notice (confirmed in writing on the date of such telephonic notice) of any proposed prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of Revolving Credit Loans and the principal amount to be prepaid. Each such partial prepayment of the Loans shall be in a minimum amount of $100,000 or an integral multiple of $50,000 in excess thereof and shall be accompanied by the payment of accrued interest on the principal prepaid to the date of prepayment. Each partial prepayment shall be allocated among the Lenders, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Lender’s Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.
4. [INTENTIONALLY OMITTED]
5. LETTERS OF CREDIT.
5.1 Letter of Credit Commitment and Roll-Up of the Pre-Petition Letters of Credit.
5.1.1 Commitment to Issue Letters of Credit and the Roll-Up of Pre-Petition Letters of Credit.
(a) Subject to the terms and conditions hereof and the execution and delivery by the Borrowers of a letter of credit application on the applicable L/C Issuer’s customary form (a “Letter of Credit Application”), each L/C Issuer on behalf of the Lenders and in reliance upon the agreement of the Lenders set forth in §5.1.4 and upon the representations and warranties of the Borrowers contained herein, agrees, in its individual capacity, to issue, extend and renew for the account of the Borrowers, in accordance with such L/C Issuer’s usual and customary business practices, one or more standby or documentary letters of credit (denominated in Dollars) (individually, a “Letter of Credit”), in such form as may be requested from time to time by the Borrowers and agreed to by such L/C Issuer; provided, however, that, after giving effect to such request, (i) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed the Letter of Credit Commitments of all Lenders and (ii) the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations plus the Outstanding amount of the Revolving Credit Loans owing to all Lenders plus all Reserves established by the Agent in accordance with the terms hereof shall not, at any time, exceed the Total Commitment. Notwithstanding the foregoing, no L/C Issuer shall have any obligation to issue any Letter of Credit:
(A) to support or secure any Indebtedness of any of the Borrowers or their Subsidiaries to the extent that such Indebtedness was incurred prior to the proposed issuance date of such Letter of Credit, unless in any such case the Borrowers demonstrate to the satisfaction of such L/C Issuer and the Agent that (x) such prior incurred Indebtedness was then fully secured by a prior perfected and unavoidable security interest in collateral provided by the Borrowers or such Subsidiary to the proposed beneficiary of such Letter of Credit or (y) such prior incurred Indebtedness were then secured or supported by a letter of credit issued for the account of such Borrower or such Subsidiary and the reimbursement obligation with respect to such letter of credit was fully secured by a prior perfected and unavoidable security interest in collateral provided to the issuer of such letter of credit by such Borrower or such Subsidiary; and

(B) upon the occurrence of any of the following: (i) any fee due in connection with, and on or prior to, such issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrowers the documents that such L/C Issuer generally uses in the ordinary course of its business for the issuance of letters of credit of the type of such Letter of Credit (collectively, the “L/C Reimbursement Agreement”).
For each issuance, extension of the expiration date of, or renewal of a Letter of Credit, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in §13 have been satisfied or waived in connection with the issuance, extension or renewal of any Letter of Credit; provided, however, that no Letter of Credit shall be issued, extended or renewed during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Agent or the Majority Lenders that any applicable condition precedent contained in §13 is not satisfied and ending on the date all such conditions are satisfied or duly waived.
(b) Effective upon the occurrence of the Roll-Up Effective Time, without any further action by any party to this Credit Agreement, the Bankruptcy Court or any other Person, the Pre-Petition Letters of Credit issued by Prior L/C Issuer that remain outstanding at the Roll-Up Effective Time shall be rolled-up into and constitute Letters of Credit issued hereunder and the maximum aggregate amount that the beneficiaries may at any time draw under outstanding Pre-Petition Letters of Credit shall constitute a portion of the Maximum Drawing Amount hereunder. All fees with respect to the Pre-Petition Letters of Credit that have accrued but remain unpaid at the Roll-Up Effective Time shall constitute Obligations hereunder and shall be due and payable on the first date after the Roll-Up Effective Time on which fees with respect to Letters of Credit are due and payable in accordance with the terms set forth herein.
(c) As provided in the DIP Orders, effective upon a draw on a Pre-Petition Letter of Credit on or after the Petition Date but prior to the Roll-Up Effective Time, any Reimbursement Obligation (as defined in the Pre-Petition Credit Agreement) with respect thereto shall be rolled up and constitute a Reimbursement Obligation hereunder without the need of any further action.
5.1.2 Letter of Credit Applications. Each Letter of Credit Application shall be completed to the satisfaction of the applicable L/C Issuer. In the event that any provision of any Letter of Credit Application shall be inconsistent with any provision of this Credit Agreement, then the provisions of this Credit Agreement shall, to the extent of any such inconsistency, govern.

5.1.3 Terms of Letters of Credit. Each Letter of Credit issued, extended or renewed hereunder shall, among other things, (a) provide for the payment of sight drafts for honor thereunder when presented in accordance with the terms thereof and when accompanied by the documents described therein, and (b) have an expiry date no later than (i) the first anniversary of the issue date thereof (although Letters of Credit may provide for automatic renewals upon the expiration thereof for additional periods not exceeding one year as long as (x) the Borrowers and such L/C Issuer each have the option to prevent such renewal before the expiration of such term or any such period and (y) neither the L/C Issuer nor the Borrowers shall permit any such renewal to extend such expiration date beyond the date set forth in the immediately succeeding clause (ii)) hereof and (ii) the date which is fourteen (14) days (or, if the Letter of Credit is confirmed by a confirmer or otherwise provides for one or more nominated persons, thirty (30) days) prior to the Maturity Date (it being understood and agreed that, notwithstanding the foregoing clause (ii) to the contrary, the outstanding Pre-Petition Letters of Credit may be rolled-up as provided herein). Each Letter of Credit so issued, extended or renewed shall be subject to the Uniform Customs.
5.1.4 Reimbursement Obligations of Lenders. Each Lender severally agrees that it shall be absolutely liable, without regard to the occurrence of any Default or Event of Default or any other condition precedent whatsoever, to the extent of such Lender’s Letter of Credit Commitment Percentage, to reimburse each L/C Issuer on demand for the amount of each draft paid by such L/C Issuer under each Letter of Credit to the extent that such amount is not reimbursed by the Borrowers pursuant to §5.2 (such agreement for a Lender being called herein the “Letter of Credit Participation” of such Lender).
5.1.5 Participations of Lenders. Each such payment made by a Lender shall be treated as the purchase by such Lender of a participating interest in the Borrowers’ Reimbursement Obligation under §5.2 in an amount equal to such payment. Each Lender shall share in accordance with its participating interest in any interest which accrues pursuant to §5.2.
5.1.6 Cash Collateral Demand. At any time following the occurrence and during the continuance a Default or an Event of Default, the Agent or any L/C Issuer may require that the Borrowers deliver to the Agent on demand, and the Borrowers hereby agree to deliver to the Agent at any such time, cash collateral to secure the Maximum Drawing Amount or Unpaid Reimbursement Obligation with respect to any Letter of Credit in an amount not less than 105% of the amount of the Maximum Drawing Amount and Unpaid Reimbursement Obligations under any Letter of Credit outstanding at such time.
5.1.7 Reporting Obligations of L/C Issuers. Each L/C Issuer agrees to provide the Agent (which, after receipt, the Agent shall provide to each Lender), in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any issuance, extension and renewal, as the case may be, of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrowers of any related reimbursement obligation as provided in §5.2), notice thereof, which shall contain a reasonably detailed description of such issuance, extension and renewal, as the case may be, drawing or payment; (B) upon the request of the Agent (or any Lender through the Agent), copies of any Letter of Credit issued, extended or renewed by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit issued, extended and renewed, as the case may be, by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Maximum Drawing Amount for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

5.2 Reimbursement Obligation of the Borrowers. In order to induce each L/C Issuer to issue, extend and renew each Letter of Credit and the Lenders to participate therein, the Borrowers hereby jointly and severally agree to reimburse or pay to the Agent, for the account of such L/C Issuer or (as the case may be) the Lenders, with respect to each Letter of Credit issued, extended or renewed by such L/C Issuer hereunder,
(a) on the day following each date that any draft presented under such Letter of Credit is honored by such L/C Issuer, or such L/C Issuer otherwise makes a payment with respect thereto, the amount of any taxes, fees, charges or other costs and expenses whatsoever incurred by such L/C Issuer or any Lender in connection with any payment made by such L/C Issuer or any Lender under, or with respect to, such Letter of Credit, and
(b) upon the termination of the Letter of Credit Commitments, or the acceleration of the Reimbursement Obligations with respect to all Letters of Credit in accordance with §14, an amount equal to the then Maximum Drawing Amount on all Letters of Credit, which amount shall be held by the Agent for the benefit of the Lenders and the L/C Issuers as cash collateral for all Reimbursement Obligations; and
(c) on the Maturity Date, the amount of outstanding Unpaid Reimbursement Obligations.
Each such payment shall be made to the Agent at the Agent’s Office in immediately available funds. Interest on any and all amounts remaining unpaid by the Borrowers under this §5.2 at any time from the date such amounts become due and payable (whether as stated in this §5.2, by acceleration or otherwise) until payment in full (whether before or after judgment) shall be payable to the Agent on demand at the rate specified in §6.10 for principal on the Revolving Credit Loans.

5.3 Letter of Credit Payments. If any draft shall be presented or other demand for payment shall be made under any Letter of Credit, the applicable L/C Issuer shall notify the Borrowers of the date and amount of the draft presented or demand for payment and of the date and time when it expects to pay such draft or honor such demand for payment. If the Borrowers have not reimbursed the Agent, for the account of such L/C Issuer or (as the case may be) the Lenders, the Agent may at any time thereafter notify the Lenders of the amount of any such Unpaid Reimbursement Obligation. No later than 2:00 p.m. (Chicago time) on the Business Day next following the receipt of such notice, each Lender shall make available to the Agent, at the Agent’s Office, in immediately available funds, such Lender’s Letter of Credit Commitment Percentage of such Unpaid Reimbursement Obligation, together with an amount equal to the product of (i) the average, computed for the period referred to in clause (iii) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times (ii) the amount equal to such Lender’s Letter of Credit Commitment Percentage of such Unpaid Reimbursement Obligation, times (iii) a fraction, the numerator of which is the number of days that elapse from and including the date such L/C Issuer paid the draft presented for honor or otherwise made payment to the date on which such Lender’s Letter of Credit Commitment Percentage of such Unpaid Reimbursement obligation shall become immediately available to the Agent, and the denominator of which is 360. The responsibility of any L/C Issuer to the Borrowers and the Lenders shall be only to determine that the documents (including each draft) delivered under each Letter of Credit in connection with such presentment shall be in conformity in all material respects with such Letter of Credit. Interest on Unpaid Reimbursement Obligations shall be payable on the last day of each calendar month with respect to interest accrued during such calendar month at the rate specified in §6.10 for principal on the Revolving Credit Loans.
5.4 Obligations Absolute. (a) The Borrowers’ obligations under this §5 shall be absolute and unconditional under any and all circumstances and irrespective of the occurrence of any Default or Event of Default or any condition precedent whatsoever or any setoff, counterclaim or defense to payment which any of the Borrowers may have or have had against the Agent, any L/C Issuer any Lender or any beneficiary of a Letter of Credit, other than claims arising due to the gross negligence or willful misconduct of the Agent, any L/C Issuer or any Lender. Each of the Borrowers further agrees with the Agent, the L/C Issuers and the Lenders that neither the Agent, any L/C Issuer nor any Lender shall be responsible for, and the Borrowers’ Reimbursement Obligations under §5.2 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrowers, the beneficiary of any Letter of Credit or any financing institution or other party to which any Letter of Credit may be transferred or any claims or defenses whatsoever of any of the Borrowers against the beneficiary of any Letter of Credit or any such transferee. The Agent, the L/C Issuers and the Lenders shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit. Each of the Borrowers agrees that any action taken or omitted by the Agent, any L/C Issuer or any Lender under or in connection with each Letter of Credit and the related drafts and documents, if done in good faith, shall be binding upon the Borrowers and shall not result in any liability on the part of the Agent, any L/C Issuer or any Lender to the Borrowers.

(b) The obligations of the Lenders under §5.1.4 and §5.1.5 above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Credit Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Borrower) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other contractual obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) (i) the failure of any condition precedent set forth in §13 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Borrower and (D) any other act or omission to act or delay of any kind of Agent or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this clause (b), constitute a legal or equitable discharge of any obligation of any Lender hereunder.
5.5 Reliance by Issuer. To the extent not inconsistent with §5.4, each L/C Issuer shall be entitled to rely, and shall be fully protected in relying upon, any Letter of Credit, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel, independent accountants and other experts selected by such L/C Issuer. The Agent shall be fully justified in failing or refusing to take any action under this Credit Agreement unless it shall first have received such advice or concurrence of the Majority Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Credit Agreement in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Revolving Credit Notes or of a Letter of Credit Participation.
5.6 Letter of Credit Fee. The Borrower agrees to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for obligations incurred by Lenders at the request of the Borrowers, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers hereunder or in connection with the reimbursement obligations and the purchase of a participation as set forth in §5.1.4 and §5.1.5 above with respect to Letters of Credit issued hereunder (collectively, “Letter of Credit Obligations”), (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrowers, all reasonable costs and expenses incurred by Agent or any Lender on account of such obligations with respect to any Letter of Credit issued hereunder, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to 4.50%; provided, however, at Agent’s or Majority Lenders’ option, while an Event of Default exists, such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar month and on the Maturity Date. In addition, the Borrower shall pay to each L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

6. CERTAIN GENERAL PROVISIONS.
6.1 Fees. The Borrowers jointly and severally agree to pay the Agent all fees described in the Fee Letter in accordance with the term thereof.
6.2 Funds for Payments.
6.2.1 Payments to Agent. All payments of principal, interest, Reimbursement Obligations, commitment fees, Letter of Credit Fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent (for the ratable account of the Persons entitled thereto), at the Agent’s Office at the address for payment specified in the signature page hereof in relation to the Agent or at such other location that the Agent may from time to time designate, in each case at or about 12:00 p.m. (Chicago time) in immediately available funds.
6.2.2 No Offset, etc.
(a) Any and all payments by the Borrowers hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for any Taxes, except as required by applicable law. In addition, each Borrower shall pay all Other Taxes to the relevant governmental authority as required by applicable law.
(b) Subject to §6.2.2(f), the Borrowers agree, jointly and severally, to indemnify and hold harmless each Lender and the Agent for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this §6.2.2) paid by such Lender or the Agent and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within thirty (30) days after the date any Lender (through the Agent) or the Agent makes written demand therefor.
(c) If any Borrower or the applicable withholding agent shall be required by law to deduct or withhold any Taxes or Other Taxes from or in respect of any sum payable hereunder to any Lender or the Agent, then, subject to §6.2.2(f):
(i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings of Taxes or Other Taxes (including deductions and withholdings of Taxes or Other Taxes applicable to additional sums payable under this §6.2.2) such Lender or the Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii) such Borrower or the applicable withholding agent shall make such deductions and withholdings; and
(iii) such Borrower or the applicable withholding agent shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.
(d) Within thirty (30) days after the date of any payment by any Borrower of Taxes or Other Taxes, such Borrower shall furnish the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to the Agent.
(e) If any Borrower is required to pay additional amounts to any Lender or the Agent pursuant to subsection (b) or (c) of this §6.2.2, then such Lender shall use commercially reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its lending office so as to eliminate any such additional payment by such Borrower which may thereafter accrue, if such change in the judgment of such Lender is not otherwise disadvantageous to such Lender.
(f) No Borrower shall be obligated to indemnify any Lender or the Agent pursuant to §6.2.2(b) or gross up any payments to any Lender or the Agent pursuant to §6.2.2(c) in respect of United States federal withholding taxes to the extent such Lender or the Agent is organized under the laws of a jurisdiction outside the United States and to the extent imposed as a result of (i) the failure of such Lender or the Agent to deliver the relevant form or forms prescribed by the Internal Revenue Service of the United States referred to in §6.2.2(h) if the Agent or such Lender is entitled under the Code to deliver such forms, (ii) the information or certifications made in such forms being untrue or inaccurate on the date delivered or such form or forms not establishing a complete exemption for United States withholding taxes (except by reason of a change in United States tax laws or regulations occurring after the Closing Date) or (iii) such Lender or the Agent designating a successor lending office which has the effect of causing such Lender or Agent to become obligated for tax payments (or being subject to added United States federal withholding taxes) in excess of those in effect immediately prior to such designation, unless such designation is made at the request of a Borrower.

(g) If a Lender or the Agent receives the benefit of a refund or credit which it determines in its sole discretion is attributable to any Taxes or Other Taxes as to which it has been indemnified by a Borrower, or with respect to which a Borrower has paid increased amounts hereunder, it shall within thirty (30) days after the date of such receipt pay over the amount of such refund or credit (to the extent so attributable) to such Borrower, net of all reasonable out-of-pocket expenses of such Lender or the Agent related to claiming such refund or credit; provided, however, that (i) any Lender or the Agent may determine, in its sole discretion consistent with the policies of such Lender or the Agent, whether to seek such a refund or credit; (ii) any Taxes or Other Taxes that are imposed on a Lender or the Agent as a result of a disallowance or reduction (including through the expiration of any tax credit carryover or carryback of such lender or the Agent that otherwise would not have expired) of any such refund or credit with respect to which such Lender or the Agent has made a payment to a Borrower pursuant to this §6.2.2(g) shall be treated as a Tax for which a Borrower is obligated to indemnify such Lender or the Agent pursuant to this §6.2.2 without any setoff, counterclaims, exclusions or defenses; and (iii) nothing in this §6.2.2(g) shall require the Lenders or the Agent to disclose any confidential information to a Borrower (including, without limitation, its tax returns).
(h) Each Lender and the Agent shall deliver to the Borrowers and the Agent:
(i) in the case of a Lender or Agent that is a “United States person” within the meaning of the Code, executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(ii) in the case of a Lender or Agent that is not a “United States person” within the meaning of the Code;
(A) with respect to payments of interest under any Loan Document, executed originals of Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of an applicable income tax treaty to which the United States is a party and with respect to any other applicable payments under any Loan Document, Internal Revenue Service Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B) executed originals or Internal Revenue Service Form W-8ECI; or
(C) executed originals or Internal Revenue Service Form W-8BEN along with a certificate that such Lender or Agent is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the relevant Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; and

(D) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the applicable withholding agent to determine the withholding or deduction required to be made;
(iii) if a payment made to a Lender or the Agent under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender or the Agent were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender or the Agent shall deliver to the Borrower or the applicable withholding agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the applicable withholding agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the applicable withholding agent as may be necessary for the Borrower and the applicable withholding agent to comply with their obligations under FATCA and to determine that such Lender or the Agent has complied with such Lender’s or Agent’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.
(i) For purposes of this Section 6.2.2, the term “Lender” includes any L/C Issuer.
6.3 Computations. All computations of interest on the Loans and of commitment fees, Letter of Credit Fees or other fees shall be based on a 360-day year and paid for the actual number of days elapsed. Whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Revolving Credit Note Records from time to time shall be considered correct and binding on the Borrowers absent manifest error.
6.4 [Intentionally Omitted].
6.5 [Intentionally Omitted].

6.6 Additional Costs, etc.
(a) If any future applicable law or any change in interpretation of any present law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:
(i) subject any Lender or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, such Lender’s Revolving Credit Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Agent, taxes imposed by FATCA and taxes covered by §6.2.2), or
(ii) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of any Lender, or
(iii) impose on any Lender or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, any Letters of Credit, the Loans, such Lender’s Revolving Credit Commitment, or any class of loans, letters of credit or commitments of which any of the Loans or such Lender’s Revolving Credit Commitment forms a part;
and the result of any of the foregoing is:
(A) to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans or such Lender’s Revolving Credit Commitment or any Letter of Credit, or
(B) to reduce the amount of principal, interest, Reimbursement Obligation or other amount payable to such Lender or the Agent hereunder on account of such Lender’s Revolving Credit Commitment, any Letter of Credit or any of the Loans, or
(C) to require such Lender or the Agent to make any payment or to forego any interest or Reimbursement Obligation or other sum payable hereunder, the amount of which payment or foregone interest or Reimbursement Obligation or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Borrowers hereunder, then, and in each such case, the Borrowers will, upon demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as will be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or Reimbursement Obligation or other sum.

(b) Failure or delay on the part of any Lender to demand compensation for any increased costs or reductions in amounts received or receivable or reductions in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under subclause (a) above with respect to increased costs or reductions with respect to any period prior to the date that is one year prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would in fact result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any law, regulation, rule, guideline or directive as aforesaid within such one year period.
6.7 Capital Adequacy.
(a) If after the date hereof any Lender or the Agent determines that (i) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (ii) compliance by such Lender or the Agent or any corporation controlling such Lender or the Agent with any such law, governmental rule, regulation, policy, guideline or directive issued after the date hereof (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Lender’s or the Agent’s commitment with respect to any Loans to a level below that which such Lender or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Agent to be material, then such Lender or the Agent may notify the Borrowers of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrowers agree to pay such Lender or (as the case may be) the Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Agent of a certificate in accordance with §6.8 hereof. Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.
(b) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of §§ 6.2.2, 6.6 or 6.7 with respect to such Lender, it will, if requested in writing by the Borrowers, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this §6.7 shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender or the Agent pursuant to §§ 6.2.2, 6.6 or 6.7.

(c) Upon receipt by the Borrowers from any Lender (an “Affected Lender”) of a claim under §§ 6.2.2, 6.6 or 6.7, the Borrowers may:
(i) request one or more of the other Lenders to acquire and assume all or part of such Affected Lender’s Loans and Revolving Credit Commitment, provided that no Lender shall be required to accede to any such request; or
(ii) replace such Affected Lender with another Lender or an Eligible Assignee; provided that (A) such other Lender or Eligible Assignee agrees to be the replacement Lender, (B) such replacement does not conflict with any requirement of law, (C) no Default or Event of Default shall have occurred and be continuing at the time of such replacement, (D) the Borrowers shall repay (or the replacement Lender shall purchase, at par) all Loans, accrued interest and other amounts owing to such replaced Lender prior to the date of replacement, (E) the replacement Lender, if not already a Lender, shall be an Eligible Assignee and reasonably satisfactory to the Agent, (F) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of §20 (provided that the Borrowers or the replacement Lender shall be obligated to pay the registration and processing fee) and (G) the Borrowers shall pay all additional amounts (if any) required pursuant to §§ 6.2.2, 6.6 or 6.7, as the case may be, to the extent such additional amounts were incurred on or prior to the consummation of such replacement.
6.8 Certificate. A certificate setting forth any additional amounts payable pursuant to §§6.6 or 6.7 and a brief explanation of such amounts which are due including the calculation thereof in reasonable detail, submitted by any Lender or the Agent to the Borrowers, shall be conclusive, absent manifest error, that such amounts are due and owing.

6.9 [Intentionally Omitted].

          6.10 Interest After Default. At the election of the Agent or the Majority Lenders while any Event of Default exists (or automatically while any Event of Default under §14.1(a) or §14.1(b) exists), the principal of all Loans, the Unpaid Reimbursement Obligations and (to the extent permitted by law) unpaid interest thereon shall, until such Event of Default has been cured or remedied or such Event of Default has been waived by the Lenders pursuant to §27, bear interest compounded monthly and payable on demand at a rate per annum equal to the Base Rate then in effect plus the Applicable Margin plus two percent (2%) per annum.

6.11 Concerning Joint and Several Liability of the Borrowers.
(a) Each of the Borrowers is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lenders and the Agent under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each other Borrower to accept joint and several liability for the Obligations.
(b) Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this §6.11), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.
(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.
(d) The Obligations of each of the Borrowers under the provisions of this §6.11 constitute the full recourse Obligations of each of the Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or the other Loan Documents or any other circumstance whatsoever as to any other Borrower.
(e) Except as otherwise expressly provided herein, each Borrower hereby waives promptness, diligence, presentment, demand, protest, notice of acceptance of its joint and several liability, notice of any and all advances of the Loans made under this Credit Agreement and the Notes, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement or any of the other Loan Documents), or of any demand for any payment under this Credit Agreement, notice of any action at any time taken or omitted by the Agent or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement and the other Loan Documents. Each Borrower hereby waives all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshaling of assets of the Borrowers and any other entity or Person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment, or place or manner for payment, compromise, refinancing, consolidation or renewals of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Agent and the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement and the other Loan Documents, any and all other indulgences whatsoever by the Agent and the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower or any other entity or Person primarily or secondarily liable for any Obligation. Such Borrower further agrees that its Obligations shall not be released or discharged, in whole or in part, or otherwise affected by the adequacy of any rights which the Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations, the impairment of any collateral security securing the Obligations, including, without limitation, the failure to protect or preserve any rights which the Agent or any Lender may have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security, any other act or omission which might in any manner or to any extent vary the risk of such Borrower, or otherwise operate as a release or discharge of such Borrower, all of which may be done without notice to such Borrower; provided, however, that the foregoing shall in no way be deemed to create commercially unreasonable standards as to the Agent’s duties as secured party under the Loan Documents (as such rights and duties are set forth therein). If for any reason any of the other Borrowers has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from any of the other Borrowers by reason of such other Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any reason, this Credit Agreement and the other Loan Documents to which it is a party shall nevertheless be binding on such Borrower to the same extent as if such Borrower at all times had been the sole obligor on such Obligations. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Agent and the Lenders, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this §6.11, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this §6.11, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this §6.11 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this §6.11 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any other Borrower, or any of the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, ownership, membership, constitution or place of formation of any Borrower or the Lenders. Each of the Borrowers acknowledges and confirms that it has itself established its own adequate means of obtaining from each of the other Borrowers on a continuing basis all information desired by such Borrower concerning the financial condition of each of the other Borrowers and that each such Borrower will look to each of the other Borrowers and not to the Agent or any Lender in order for such Borrower to keep adequately informed of changes in each of the other Borrowers’ respective financial conditions.

(f) The provisions of this §6.11 are made for the benefit of the Lenders and the Agent and their respective permitted successors and assigns, and may be enforced by it or them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Lenders or the Agent or such successor or assign first to marshall any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this §6.11 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Lender or the Agent upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this §6.11 will forthwith be reinstated in effect, as though such payment had not been made.
(g) Each of the Borrowers hereby agrees that it will not enforce any of its rights of reimbursement, contribution, subrogation or the like against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to any of the Lenders or the Agent with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been irrevocably paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Lenders or the Agent hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(h) Each of the Borrowers hereby agrees that the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent and be paid over to the Agent for the pro rata accounts of the Lenders to be applied to repay the Obligations.

7. PARENT GUARANTY; SUPER PRIORITY NATURE OF OBLIGATIONS AND LENDERS’ LIENS.
7.1 Parent Guaranty.
(a) Parent hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of the Obligations, including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Agent and any Lender in connection with the collection or enforcement thereof, and whether recovery upon such Obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against Parent or any Borrower under the Bankruptcy Code, any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against any Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The Agent’s and the Lenders’ books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Parent and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. The guaranty under this §7.1 (this “Guaranty”) shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Parent under this Guaranty, and Parent hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
(b) Parent shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless Parent is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of the Agent or any Lender) is imposed upon Parent with respect to any amount payable by it hereunder, Parent will pay to such Person, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable such Person to receive the same net amount which such Person would have received on such due date had no such obligation been imposed upon Parent. Parent will deliver promptly, upon written demand, to the Agent and the Lenders certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by Parent hereunder. The obligations of Parent under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Credit Agreement.

(c) Parent consents and agrees that the Agent and the Lenders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, Parent consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Parent under this Guaranty or which, but for this provision, might operate as a discharge of Parent.
(d) Parent waives (a) any defense arising by reason of any disability or other defense of any Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of the Agent or any Lender) of the liability of any Borrower; (b) any defense based on any claim that Parent’s obligations exceed or are more burdensome than those of any Borrower; (c) the benefit of any statute of limitations affecting Parent’s liability hereunder; (d) any right to require the Agent or any Lender to proceed against any Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in the Agent’s or any Lender’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by the Agent or any Lender; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties, in each case, of any kind or nature whatsoever with respect to Parent’s payment and performance of the Guarantied Obligations. Parent expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.
(e) The obligations of Parent hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against Parent to enforce this Guaranty whether or not any Borrower or any other person or entity is joined as a party.
(f) Parent shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of the Agent and the Lenders or facilities provided by the Agent and the Lenders with respect to the Guaranteed Obligations are terminated. If any amounts are paid to Parent in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent, for the benefit of itself and the Lenders, to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

(g) This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and all commitments of the Agent and the Lenders or facilities provided by the Agent and the Lenders with respect to the Guaranteed Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of any Borrower or Parent is made, or the Agent or any Lender exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Parent under this paragraph shall survive termination of this Guaranty.
(h) Parent hereby subordinates the payment of all obligations and indebtedness of the Borrowers owing to Parent, whether now existing or hereafter arising, including but not limited to any obligation of the Borrowers to Parent as subrogee of the Agent or any Lender or resulting from Parent’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guaranteed Obligations. If the Agent so requests, any such obligation or indebtedness of the Borrowers to Parent shall be enforced and performance received by Parent as trustee for the Agent and the Lenders and the proceeds thereof shall be paid over to the Agent, for the benefit of itself and the Lenders, on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Parent under this Guaranty.
(i) In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against Parent or any Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Parent immediately upon demand by the Agent.
7.2 Super Priority of Obligations and Agent’s Liens. The priority of Agent’s liens on the Debtors’ Collateral shall be set forth in the Interim Order and the Final Order.

7.3 Grant of Liens. Each Debtor hereby grants to the Agent, for the benefit of the Lenders and the Agent, to secure the payment and performance in full of all of the Obligations, a security interest in and pledges and assigns to the Agent, for the benefit of the Lenders and the Agent, the following properties, assets and rights of such Debtor, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof: all personal and fixture property of every kind and nature including all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents (including, if applicable, electronic documents), accounts, chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, all general intangibles (including all payment intangibles) and all products and proceeds of any or all of the foregoing (including all Post-Petition property, including Postpetition Transfer Avoidance Actions but excluding all other Avoidance Actions). As used in this §7.3, all terms defined in the Uniform Commercial Code of the State of Illinois and used herein shall have the same definitions herein as specified therein. Without limiting the foregoing, Obligations shall also be secured by the Prepetition First Liens, which shall remain in full force and effect and continue from and after the Petition Date to secure both Obligations and the Pre-Petition Obligations (with Obligations having priority in accordance with the terms of the DIP Orders). Security interests, liens and pledges granted to the Agent, for the benefit of the Lenders and the Agent, to secure the payment and performance in full of all of the Obligations, shall include the Prepetition First Liens solely to the extent that they secure Obligations as provided herein and in the DIP Orders.
8. REPRESENTATIONS AND WARRANTIES.
The Borrowers represent and warrant to the Lenders and the Agent as follows:
8.1 Corporate Authority.
8.1.1 Incorporation; Good Standing. Each of the Borrowers and each of their Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (ii) has all requisite corporate power to own or lease its property as the case may be and conduct its business as now conducted and as presently contemplated, and (iii) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a Materially Adverse Effect.
8.1.2 Authorization. Except where a failure thereof would not have a Materially Adverse Effect and subject to the entry and terms of the DIP Orders, the execution, delivery and performance of this Credit Agreement and the other Loan Documents to which each of the Borrowers or any of their Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (i) are within the corporate authority of such Person, (ii) have been duly authorized by all necessary corporate proceedings, (iii) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any of the Borrowers or any of their Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to any of the Borrowers or any of their Subsidiaries and (iv) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, any of the Borrowers or any of their Subsidiaries.
8.1.3 Enforceability. The execution and delivery of this Credit Agreement and the other Loan Documents to which any of the Borrowers or any of their Subsidiaries is or is to become a party, subject to the entry of the DIP Orders, will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

8.2 Governmental Approvals. Subject to the entry and terms of the DIP Orders, the execution, delivery and performance by each of the Borrowers and their Subsidiaries of this Credit Agreement and the other Loan Documents to which each is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority, except transactions contemplated by §9.20 hereof and except as set forth on Schedule 8.2 and where a failure thereof would not have a Materially Adverse Effect.
8.3 Title to Properties; Leases. Attached hereto as Schedule 8.3, as such Schedule 8.3 may be updated from time to time in accordance with the provisions of §9.5.7, is a complete list of Real Estate owned or leased by the Borrowers. The Borrowers own or lease all of the assets reflected in the consolidated balance sheet of the Borrowers and their Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since the Closing Date or as permitted hereunder since the Closing Date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.
8.4 Financial Statements.
8.4.1 Fiscal Year. Each of the Borrowers and their Subsidiaries will have a fiscal year which ends on the last Sunday in December of each calendar year.
8.4.2 Financial Statements. There has been furnished to each of the Lenders (a) a consolidated balance sheet of the Borrowers and their Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income of the Borrowers and their Subsidiaries for the fiscal year then ended, certified by Grant Thornton LLP, and (b) unaudited balance sheets and statements of income and cash flow for that portion of the fiscal year ending on June 26, 2011. Such financial statements described in the preceding sentence have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrowers and their Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal period then ended subject to year end adjustments in the case of interim statements.
8.4.3 [Intentionally Omitted]

8.5 No Material Changes, etc.
(a) From June 26, 2011 through the Closing Date, there has occurred no materially adverse change in the financial condition or business of the Borrowers as shown on or reflected in the balance sheet of the Borrowers as of June 26, 2011, or the consolidated statement of income for the fiscal year then ended, other than (i) changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrowers and (ii) the commencement of the Chapter 11 Cases and the effects that customarily result from the commencement of chapter ll cases. From the Balance Sheet Date through the Closing Date, no Borrower has made any Restricted Payment.
(b) Since June 26, 2011, there has occurred no materially adverse change in the financial condition or business of the Borrowers other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrowers except for the commencement of the Chapter 11 Cases and the effects that customarily result from the commencement of chapter ll cases.
8.6 Laws, Licenses; Franchises, Patents, Copyrights, etc.
8.6.1 Laws, Licenses. None of the Borrowers or their Subsidiaries is in violation of or delinquent with respect to, any decree, order, or arbitration award of any court or governmental authority, or any agreement with, or any license or permit from, any governmental authority, or any statute, law, license, rule or regulation including, without limitation, laws and regulations relating to food or liquor, occupational health and safety, equal employment opportunities, fair employment practices, and sex, race, religious or age discrimination, in any of the foregoing cases in a manner that could reasonably be expected to result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrowers and their Subsidiaries taken as a whole. Any and all approvals by any federal, state or local liquor authority necessary for the continued operation of any restaurant operated by any of the Borrowers or their Subsidiaries with full liquor service have been received and remain in full force and effect except where the failure thereof would not have a Materially Adverse Effect.
8.6.2 Franchises, Patents, Copyrights, etc. Except as set forth on Schedule 8.6.2 and where a failure thereof would not have a Materially Adverse Effect, each of the Borrowers and their Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of the business of the Borrowers and their Subsidiaries, substantially as such business is now conducted without known conflict with any rights of others.

8.7 Litigation. Except as set forth in Schedule 8.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the knowledge of the Borrowers or their Subsidiaries, threatened against any of the Borrowers or their Subsidiaries before any court, tribunal or administrative agency or board that could be reasonably expected to, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrowers and their Subsidiaries or materially impair the right of the Borrowers and their Subsidiaries, taken as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrowers and their Subsidiaries, or which question the validity of this Credit Agreement or any of the other Loan Documents or any action taken or to be taken pursuant hereto or thereto.
8.8 No Materially Adverse Contracts, etc. None of the Borrowers or their Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or could reasonably be expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrowers and their Subsidiaries.
8.9 Compliance with Other Instruments, etc. None of the Borrowers or their Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or have a Materially Adverse Effect and other than with respect to the Pre-Petition Loan Documents and the 2009 Senior Secured Debt Documents.
8.10 Tax Status. Each of the Borrowers and their Subsidiaries (a) has made or filed, or have filed valid extensions of time to file, all federal and state income tax returns and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all material taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrowers know of no basis for any such claim.
8.11 No Event of Default. No Default or Event of Default has occurred and is continuing.
8.12 Investment Company Act. None of the Borrowers and their Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940.

8.13 Absence of Financing Statements; Perfection of Security Interests. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of any of the Borrowers or their Subsidiaries or any rights relating thereto. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent’s security interest in the Collateral. The Collateral and the Agent’s rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses, except for Permitted Liens. The Borrowers are the owners of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.
8.14 Employee Benefit Plans.
8.14.1 In General. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA. The Borrowers have heretofore delivered to the Agent the most recently filed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under §103(d) of ERISA, with respect to each Guaranteed Pension Plan.
8.14.2 Terminability of Welfare Plans. Except as set forth in Schedule 8.14.2, (a) no Employee Benefit Plan maintained or contributed to by the Borrowers or their Subsidiaries which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA, provides benefit coverage subsequent to termination of employment, except as required by Title I, Part 6 of ERISA or the applicable state insurance laws and (b) the Borrowers, or their Subsidiaries, as the case may be, may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrowers or their Subsidiaries without liability to any Person other than for claims arising prior to termination.
8.14.3 Guaranteed Pension Plans. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods under §412 of the Code or §302 of ERISA has been received with respect to any Guaranteed Pension Plan, and neither any of the Borrowers nor any ERISA Affiliate is obligated to post or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by any Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and no ERISA Reportable Event (other than an ERISA Reportable Event as to which the requirement of 30 days notice has been waived), nor any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC, has occurred. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

8.14.4 Multiemployer Plans. Neither any of the Borrowers nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA. Neither any of the Borrowers nor any ERISA Affiliate has been notified that (a) any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or (b) that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.
8.15 Use of Proceeds.
8.15.1 General.
(a) The Revolving Credit Loans shall be used solely for (i) working capital (excluding capital expenditures) to the extent set forth in, and in accordance with, the Approved Budget, (ii) capital expenditures to the extent set forth in, and in accordance with, the Approved Budget, (iii) payment of costs of administration of the Chapter 11 Cases to the extent set forth in, and in accordance with, the Approved Budget, (iv) Permitted Expenses, (v) the unpaid fees, costs, and disbursements of professionals in the Chapter 11 Cases as set forth in the definition of the term “Carve-Out” in the DIP Order, (vi) such Pre-Petition Obligations as the Agent consents to and the Bankruptcy Court approves, in each case in a manner consistent with the terms and conditions contained herein and in the DIP Orders, and to the extent set forth, and in accordance with, the Approved Budget and (vii) the roll-up of the Pre-Petition Obligations as contemplated herein and in the DIP Orders. The Borrowers will obtain Letters of Credit for self-insurance and voluntary disability insurance programs and purchases of supplies in the ordinary course of business to the extent set forth in, and in accordance with, the Approved Budget.
(b) No Exist Costs may be funded with the proceeds of the Revolving Credit Loans prior to the release of the Exit Financing Fee Reserve pursuant to and in accordance with §2.1(b), and following the release of the Exit Financing Fee Reserve pursuant to and in accordance with §2.1(b), not more than $350,000 of Exit Costs (or such greater amount as may be approved by the Agent in its sole discretion in writing) may be funded with the proceeds of the Revolving Credit Loans or otherwise expended by the Debtors prior to receipt by the Agent of the Satisfactory Exit Commitment and in no event prior to the entry of the Final Order.

8.15.2 Regulations U and X. No portion of any Loan is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.
8.15.3 Ineligible Securities. No portion of the proceeds of any Loans is to be used, and no portion of any Letter of Credit is to be obtained, for the purpose of knowingly purchasing, or providing credit support for the purchase of, during the underwriting or placement period or within thirty (30) days thereafter, any Ineligible Securities underwritten or privately placed by a Financial Affiliate.
8.16 Disclosure. Neither this Credit Agreement, nor any of the other Loan Documents, nor any other written information provided to the Lenders by any Borrower or any of the Borrowers’ Subsidiaries contains any untrue statement of a material fact or omits to state a material fact (known to any of the Borrowers or their Subsidiaries in the case of any document or information not furnished by it or any of its Subsidiaries) necessary in order to make the statements herein or therein not misleading at the time made. There is no fact known to any of the Borrowers or their Subsidiaries which materially adversely affects, or which could reasonably be expected to materially adversely affect, the business, assets, financial condition or prospects of the Borrowers and their Subsidiaries taken as a whole, exclusive of effects resulting from changes in general economic conditions, legal standards or regulatory conditions and other than the commencement of the Chapter 11 Cases and the filing of the DIP Orders, First Day Order, and other filings made by Debtors in the Bankruptcy Court and the effects that customarily result from the commencement of chapter ll cases.
8.17 Environmental Compliance. The Borrowers have taken all steps reasonably deemed necessary by the Borrowers to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, have determined that, except as disclosed on Schedule 8.17:
(a) none of the Borrowers or their Subsidiaries is in violation, or, to the knowledge of the Borrowers or their Subsidiaries, alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended (“CERCLA”), the Superfund Amendments and Reauthorization Act of 1986, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter “Environmental Laws”), which violation could be reasonably expected to have a Materially Adverse Effect;
(b) none of the Borrowers or their Subsidiaries has received written notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that any one of them has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (ii) that any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, petroleum products or hazardous materials or other chemicals or substances regulated by any Environmental Laws (“Hazardous Substances”) which any one of them has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that any of the Borrowers or their Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances;

(c) (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances owned or used by, or which the Borrowers or their Subsidiaries are or could be reasonably expected to be liable is located on any portion of the Real Estate, except for such handling, storage, disposal or use which could not be reasonably expected to have a Materially Adverse Effect; (ii) in the course of any activities conducted by the Borrowers, their Subsidiaries or operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in substantial compliance with applicable Environmental Laws; (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of any of the Borrowers or their Subsidiaries, which releases would have a Materially Adverse Effect; (iv) to the best of the Borrowers’ knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which would have a Materially Adverse Effect; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate while owned or leased by the Borrowers or their Subsidiaries have been transported offsite in compliance with applicable Environmental Law, treated or disposed of only by treatment or disposal facilities maintaining valid permits at the time of such treatment or disposal as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrowers’ knowledge, operating in compliance with such permits and applicable Environmental Laws; and
(d) none of the Borrowers, their Subsidiaries, any Mortgaged Property or any of the other Real Estate is subject to any applicable Environmental Law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement by virtue of the transactions set forth and contemplated in the Loan Documents, or as a condition to the recording of any Mortgage or to the effectiveness of any other transactions contemplated hereby except where the existence thereof would not have a Materially Adverse Effect.

8.18 Subsidiaries, etc. Schedule 8.18 lists all Subsidiaries of each Borrower, together with information on their jurisdictions of incorporation, the number and class of authorized and issued capital stock and the owners of all issued capital stock. Such capital stock constitutes, of record, 100% of the outstanding capital stock of each such Borrower and, on a fully-diluted basis, 100% of such outstanding capital stock. Except as set forth on Schedule 8.18 hereto, none of the Borrowers or their Subsidiaries is engaged in any joint venture or partnership with any other Person. Schedule 8.18(A) lists the owners of all issued capital stock of Parent as of the Closing Date and the percentage of issued capital stock of Parent owned by each such Person. As of the Closing Date, except as set forth on Schedule 8.18(A), there are no securities convertible into or exchangeable for capital stock of Parent and there are no warrants, options or other rights to purchase, subscribe for or otherwise acquire any capital stock of Parent.
8.19 [Intentionally Omitted].
8.20 [Intentionally Omitted].
8.21 Certain Transactions. Except for transactions listed on Schedule 8.21 and arm’s length transactions pursuant to which any of the Borrowers or their Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than such Borrower or such Subsidiary could obtain from third parties, none of the officers, directors, or employees of any of the Borrowers or their Subsidiaries is presently a party to any transaction with any of the Borrowers or their Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrowers, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.
8.22 Bank Accounts. Schedule 8.22, as such Schedule 8.22 may be updated from time to time in accordance with the provisions of §9.5.6, sets forth the account numbers and location of all bank accounts of the Borrowers and their Subsidiaries.
8.23 Stores. Schedule 8.23 sets forth, as of the Closing Date, the names, addresses and Concepts of each Store and identifies, as of the Closing Date, which of those Stores are operated under a franchise agreement between a Borrower as franchisor and a franchisee.
8.24 Franchise Agreements. The Borrowers have delivered to the Agent as at the Closing Date and pursuant to §9.5.5 true and complete copies of any franchise agreements to which the Borrowers or any of the Borrowers’ Subsidiaries is party.
8.25 Leases. Neither the execution, delivery and performance of this Credit Agreement or the other Loan Documents to which the Borrowers or any of their Subsidiaries is a party, including a pledge by the Borrowers to the Agent of all the Equity Interests of the Borrowers nor the realization by the Agent on such pledge, will create a default under any Real Estate Lease under which the Borrowers or any of their Subsidiaries is presently a lessee or sublessee, which is likely to have a materially adverse effect on the business or financial condition of the Borrowers and their Subsidiaries, taken as a whole.

8.26 Foreign Assets Control Regulations. None of the requesting or borrowing of the Loans, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, neither the Borrower nor any of its Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.
8.27 Bankruptcy Matters.
(a) The Chapter 11 Cases were commenced on the Petition Date in accordance with applicable law and proper notice thereof and the proper notice, to the extent given or required to be given prior to the date hereof, was given for (x) the motions seeking approval of the Loan Documents and the Interim Order and Final Order, (y) the hearings for the approval of the Interim Order, and (z) the hearings for the approval of the Final Order.
(b) From and after the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Obligations will constitute allowed administrative expense claims in the Chapter 11 Cases having priority over all administrative expense claims and unsecured claims against the Debtors as set forth in the DIP Orders.
(c) From and after the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Obligations will be secured by a valid and perfected first priority lien on all of the Collateral, subject, as to priority only, to the Carve-Out and the priorities set forth in the DIP Orders.
9. AFFIRMATIVE COVENANTS.
Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is Outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letters of Credit:
9.1 Punctual Payment. The Borrowers will duly and punctually pay or cause to be paid the principal and interest on the Loans, all Reimbursement Obligations, the Letter of Credit Fees, the commitment fees and all other fees or other amounts provided for in this Credit Agreement and the other Loan Documents to which any of the Borrowers or their Subsidiaries is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

9.2 Maintenance of Office. Each of the Borrowers will maintain its chief executive office at the location identified in the Perfection Certificate delivered by it pursuant to the Security Agreement under (and as defined in) the Pre-Petition Credit Agreement), or at such other place in the United States of America as such Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon such Borrower in respect of the Loan Documents to which such Borrower is a party may be given or made.
9.3 Records and Accounts. Each of the Borrowers will (i) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles, (ii) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves, and (iii) at all times engage Grant Thornton LLP or other independent nationally recognized certified public accountants reasonably satisfactory to the Agent as the independent certified public accountants of the Borrowers and their Subsidiaries and will not permit more than thirty (30) days to elapse between the cessation of such firm’s (or any successor firm’s) engagement as the independent certified public accountants of the Borrowers and their Subsidiaries and the appointment in such capacity of a successor firm as shall be reasonably satisfactory to the Agent.
9.4 Financial Statements, Supplemental Approved Budgets, Certificates and Information. The Borrowers will deliver to each of the Lenders:
(a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrowers and their Subsidiaries, the consolidated balance sheet of the Borrowers and their Subsidiaries, as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and the projections from the current fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles;
(b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrowers and their Subsidiaries, copies of the unaudited consolidated balance sheet of the Borrowers and their Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow for such fiscal quarter and the portion of the such Persons’ fiscal year then elapsed, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet as of the end of) the previous fiscal year and the comparisons to the projections for such period, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrowers that the information contained in such financial statements fairly presents the financial position of the Borrowers and their Subsidiaries on the date thereof (subject to year-end adjustments);

(c) as soon as practicable, but in any event within thirty (30) days after the end of each month in each fiscal year of the Borrowers and their Subsidiaries, unaudited monthly consolidated financial statements of the Borrowers and their Subsidiaries for such month and the portion of the Borrowers’ fiscal year then ending setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year and the projections for such period, each prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrowers that the information contained in such financial statements fairly presents the financial condition of the Borrowers and their Subsidiaries on the date thereof (subject to year-end adjustments). The financial statements, projections and other information delivered by the Borrowers pursuant to this §9.4(c) shall be delivered by the Borrowers to the Agent by electronic means approved by the Agent in an electronic format reasonably satisfactory to the Agent, followed by a hard copy if requested by the Agent;
(d) as soon as practicable, but in any event not (i) later than thirty (30) days after the end of each month in each fiscal year of the Borrowers and their Subsidiaries sales and Consolidated EBITDA (as such term is defined in the Pre-Petition Credit Agreement) statements on an individual Store-by-Store basis for each Store operated by a Borrower or a Borrower’s Subsidiary and comparing such amounts to the previous fiscal year period, and (ii) forty-five (45) days after the end of each of the fiscal quarters of the Borrowers and their Subsidiaries sales and Consolidated EBITDA statements on an individual Store-by-Store basis for each Store operated by a Borrower or a Borrower’s Subsidiary and comparing such amounts to the previous fiscal year period, all such statements to be in a form satisfactory to the Majority Lenders;
(e) simultaneously with the delivery of the financial statements referred to in subsections (a), (b) and (c) above, a statement certified by the principal financial or accounting officer of the Borrowers (and in the case of delivery of the financial statements referred to in subsection (a) above, the accountants of the Borrowers), in substantially the form of Exhibit C hereto (a “Compliance Certificate”);
(f) promptly after the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrowers;
(g) within forty-five (45) days after the beginning of each fiscal year of the Borrowers and from time to time upon request of the Agent (but not more frequently than annually so long as no Default or Event of Default is continuing), projections of the Borrowers and their Subsidiaries broken down for the next fiscal year on a month by month and quarter by quarter basis updating those projections and budgets delivered to the Lenders and referred to in §8.4.3 or, if applicable, updating any later such projections delivered in response to a request pursuant to this §9.4(g);

(h) all information sent to the directors of any Borrower regarding the opening of new Stores;
(i) (A) all notices and other information sent to any holder of any obligations under Unsecured Term Loan Documents in its capacity as such, (B) all notices and other information sent to any holder of any obligations under the 2009 Senior Secured Debt Documents in its capacity as such, (C) all notices and other information sent to any holder of any obligations under the 2009 Senior Secured Debt Documents in its capacity as such, (D) all notices and other information sent to any party to the 2009 Unsecured Term Loan Subordination Agreement (Senior Secured Debt) and (E) all notices and other information sent to any party to the 2009 Unsecured Term Loan Subordination Agreement (2009 Senior Secured Debt);
(j) Commencing with October 21, 2011 and on every other Friday thereafter, a supplement to the Approved Budget most recently delivered extending the period of such Approved Budget for an additional two weeks;
(k) commencing with October 21, 2011 and on every other Friday thereafter (each such day, a “Test Day”), a budget variance report/reconciliation (the “Variance Report”), certified by the Chief Financial Officer or Vice President of Finance of the Borrowers, in form acceptable to the Agent, setting forth (i) the actual cash receipts, expenditures, disbursements and the Outstanding amount of the Revolving Credit Loans of the Debtors for the four-week period ending on a Friday immediately preceding such Test Day (or with respect to the Variance Report due on October 21, 2011, for the period from and including the Petition Date through and including October 14, 2011) (each such four-week or shorter period, the “Test Period”) on a line-item basis and the Aggregate Liquidity as of the end of the Test Period and (ii) the variance in dollar amounts of the actual expenditures, disbursements and the Outstanding amount of the Revolving Credit Loans for each Test Period from those budgeted amounts for the corresponding Test Period reflected in the Approved Budget and the variance of the actual cash receipts for the Test Period from those budgeted amounts for the corresponding Test Period reflected in the Approved Budget; and
(l) from time to time such other financial data and information (including accountants’ management letters) as the Agent or any Lender may reasonably request.
9.5 Notices.
9.5.1 Defaults. Each of the Borrowers will promptly notify the Agent in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Credit Agreement or any other note, evidence of Indebtedness, indenture or other such obligation to which or with respect to which any of the Borrowers or their Subsidiaries is a party or obligor in excess of $1,000,000, whether as principal, guarantor, surety or otherwise, the Borrowers shall forthwith give written notice thereof to the Agent, describing the notice or action and the nature of the claimed default.

9.5.2 Environmental Events. Each of the Borrowers will promptly give notice to the Agent (a) of any violation of any Environmental Law that any of the Borrowers or their Subsidiaries reports in writing to, or is required by Environmental Law to report (or for which any written report supplemental to any oral report is made) to, any federal, state or local environmental agency, and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to have a Materially Adverse Effect, or have a materially adverse effect on the Agent’s mortgages, deeds of trust or security interests pursuant to the Loan Documents.
9.5.3 Notification of Claim against Collateral. Each of the Borrowers will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claim (including, with respect to the Real Estate, environmental claims), withholding or other defense to which any of the Collateral having a value in excess of $500,000, or the Agent’s rights with respect to the Collateral, are subject.
9.5.4 Notice of Litigation and Judgments. Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any significant development in any pending litigation and proceedings affecting the Borrowers or any of their Subsidiaries or to which any of the Borrowers or their Subsidiaries is or becomes a party involving an uninsured claim against any of the Borrowers or their Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrowers and their Subsidiaries and stating the nature and status of such litigation or proceedings. Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against any of the Borrowers or their Subsidiaries in an amount in excess of $500,000.
9.5.5 Notice of Franchise Agreements. Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent in writing of any such Person entering into, or modifying any material provisions relating to compensation, term or advertising requirements under any franchise agreement with any franchisee simultaneously with the delivery of the financial statements referred to in §9.4(c) but in any event no later than one month after such event.
9.5.6 Notice of Bank Accounts. Each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent in writing of any such Person creating or opening any additional bank accounts simultaneously with the delivery of the financial statements referred to in §9.4(c) but in any event no later than one month after the opening of such account. In such event, the Agent is hereby authorized by the parties hereto to amend Schedule 8.22 to include each such new bank account.

9.5.7 Notice of Real Estate. Without prejudice to §9.13, each of the Borrowers will, and will cause each of its Subsidiaries to, give notice to the Agent in writing of any such Person acquiring any additional owned or leased Real Estate simultaneously with the delivery of the financial statements referred to in § 9.4(c) but in any event no later than one month after such acquisition. In such event, the Agent is hereby authorized by the parties hereto to amend Schedule 8.3 to include each such additional Real Estate.
9.6 Corporate Existence; Maintenance of Properties. Each of the Borrowers will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. It (i) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of such Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (iii) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §9.6 shall prevent any of the Borrowers from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of such Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrowers and their Subsidiaries on a consolidated basis.
9.7 Insurance.
9.7.1 Required Insurance. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. Without limiting the foregoing, (a) such insurance shall be in such minimum amounts that such Person will not be deemed a co-insurer under applicable insurance laws, regulations and policies and otherwise shall be in such amounts, contain such terms, be in such forms and be for such periods as may be reasonably satisfactory to the Agent, (b) all such insurance shall be payable to the Agent as loss payee under a “standard” or “New York” loss payee clause for the benefit of the Lenders and the Agent (c) each such Person will (i) keep all of its physical property insured with casualty or physical hazard insurance on an “all risks” basis, with broad form flood and earthquake coverages and electronic data processing coverage, with a full replacement cost endorsement and an “agreed amount” clause in an amount equal to 100% of the full replacement cost of such property, with deductibles equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, subject to aggregate sublimits for flood and earthquake equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, (ii) maintain all such workers’ compensation or similar insurance as may be required by law and (iii) maintain, in amounts and with deductibles and “stop loss” provisions equal to those generally maintained by businesses engaged in similar activities in similar geographic areas, general public liability insurance against claims of bodily injury, death or property damage occurring, on, in or about the properties of such Person; business interruption insurance; and product liability insurance. Each of the Borrowers will, and will cause each of its Subsidiaries to, maintain insurance on the Mortgaged Properties in accordance with the terms of the Mortgages.

9.7.2 Insurance Proceeds. The proceeds of any casualty insurance in respect of any casualty loss of any of the Collateral shall, subject to the rights, if any, of other parties with a prior interest in the property covered thereby, (i) so long as no Event of Default has occurred and is continuing and to the extent that the amount of such proceeds is less than $1,000,000, be disbursed to the applicable Borrower for reinvestment in such Borrower’s business and (ii) in all other circumstances, be held by the Agent as cash collateral for the Obligations. The Agent may, so long as no Event of Default has occurred and is continuing, disburse from time to time all or any part of such proceeds so held as cash collateral, upon such terms and conditions as the Agent may reasonably prescribe, for direct application by such Borrower solely to the repair or replacement of such Borrower’s property so damaged or destroyed or other reinvestment in the Borrowers’ business. In the event that such proceeds have not been reinvested in the Borrowers’ business with two hundred and seventy (270) days after the earlier to occur of receipt thereof by the Borrowers or receipt thereof by the Agent, the Agent shall apply all or any part of such proceeds to the Obligations.
9.7.3 Notice of Cancellation. All policies of insurance shall provide for at least 30 days prior written cancellation notice to the Agent. In the event of failure by any Borrower to provide and maintain insurance as herein provided, the Agent may, at its option, provide such insurance and charge the amount thereof to such Borrower. Each Borrower shall furnish the Agent with certificates of insurance and policies evidencing compliance with the foregoing insurance provision.
9.8 Taxes. Each of the Borrowers will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all material taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if such Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that each of the Borrowers and their Subsidiaries will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.
9.9 Inspection of Properties and Books, etc.
9.9.1 General. Each of the Borrowers shall permit the Lenders, if accompanied by the Agent, to visit and inspect any of the properties of any of the Borrowers or their Subsidiaries, to examine the books of account of the Borrowers and their Subsidiaries (and to make copies thereof and extracts therefrom), and shall permit the Lenders to discuss the affairs, finances and accounts of the Borrowers and their Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that any such visits shall occur no more frequently than twice per year if no Event of Default has occurred and is continuing. The Agent shall notify the Lenders of any such visit or inspection by the Agent, and the Lenders shall have the right to participate therein.

9.9.2 Environmental Assessments. If the Agent reasonably suspects that an Event of Default has occurred and is continuing, the Agent may, from time to time, in its discretion for the purpose of assessing and ensuring the value of any Mortgaged Property, obtain one or more environmental assessments or audits of such Mortgaged Property prepared by a hydrogeologist, an independent engineer or other qualified consultant or expert approved by the Agent to evaluate or confirm (a) whether any Hazardous Substances are present in the soil or water at such Mortgaged Property in violation of Environmental Laws and (b) whether the use and operation of such Mortgaged Property complies with all Environmental Laws. Such environmental assessments or audits shall be conducted, to the extent reasonably practicable, in a manner that does not unreasonably interfere with the Borrowers’ or their Subsidiaries’ use of the Mortgaged Property. The Agent’s right to conduct such environmental assessment or audit shall be subject to all related restrictions in any applicable lease. Environmental assessments may include without limitation detailed visual inspections of such Mortgaged Property including any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as the Agent deems reasonably appropriate. All such environmental assessments shall be conducted and made at the expense of the Borrowers.
9.9.3 Communications with Accountants. Each of the Borrowers authorizes the Lenders, if accompanied by the Agent, to communicate directly with the Borrowers’ independent certified public accountants and authorizes such accountants to disclose to the Agent any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of any of the Borrowers or their Subsidiaries. At the request of the Agent, the Borrowers shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this §9.9.3.
9.10 Compliance with Laws, Contracts, Licenses, and Permits. Each of the Borrowers will, and will cause each of its Subsidiaries to, comply in all material respects with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws, (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments except as would not have a Materially Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that any of the Borrowers or their Subsidiaries may fulfill any of its obligations hereunder or any of the other Loan Documents to which such Borrower or such Subsidiary is a party, such Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of such Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. Without limiting the foregoing, each of the Borrowers will, and will cause each of its Subsidiaries to, obtain any and all approvals by any federal, state or local liquor authority necessary for the continued operation at all times of any Store operated by any of the Borrowers or their Subsidiaries with full liquor service unless the failure to obtain such approvals would not have a Materially Adverse Effect.

9.11 Employee Benefit Plans. The Borrowers will (i) promptly upon filing the same with the Department of Labor or Internal Revenue Service and upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (ii) promptly upon receipt or dispatch by the Borrowers or any ERISA affiliate, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.
9.12 Use of Proceeds. The Borrowers will use the proceeds of the Loans and the Letters of Credit for the purposes described in §8.15.1, and none other.
9.13 Mortgaged Property. Upon request by the Agent, each Borrower shall, or shall cause each applicable Subsidiary to deliver forthwith to the Agent for the benefit of the Lenders and the Agent a fully executed valid and enforceable first priority mortgage or deed of trust over real estate, free and clear of all defects and encumbrances except for Permitted Liens.
9.14 Further Assurances. Each of the Borrowers will, and will cause each of its Subsidiaries to, cooperate with the Lenders and the Agent and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents. Upon receipt of an affidavit of any officer of any Lender as to the loss, theft, destruction or mutilation of the any Note or other Loan Document, the Borrowers will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.
9.15 Conduct of Business; Stores. Each of the Borrowers will, and will cause its Subsidiaries to, continue to engage only in the business of owning and operating casual dining restaurants and in businesses and activities closely related thereto. The Borrowers shall inform the Agent of any new Store locations simultaneously with the delivery of the financial statements referred to in §9.4(c) but in any event no later than one month after the opening of a new Store location and the entering into a lease for, or the acquisition of, the premises for a new Store.

9.16 [Intentionally Omitted].
9.17 Bank Accounts. On or prior to the Closing Date, each of the Borrowers will, and will cause each of its Subsidiaries to cause all cash receipts, checks and cash proceeds of accounts receivable and other Collateral of the Borrowers and their Subsidiaries to be deposited only into (x) depository accounts with financial institutions that have entered into agency account agreements in a form satisfactory to the Agent (such agency account agreements referred to herein as “Agency Account Agreements” and such depository accounts with financial institutions that have entered into such Agency Account Agreements referred to herein as “Agency Accounts”), (y) the Concentration Accounts or (z) deposit account number 3084386826 maintained at JPMorgan Chase Bank, National Association that is not an Agency Account (an “Excluded Account”) as long as all funds in the Excluded Account maintained at JPMorgan Chase Bank, National Association in excess of $20,000 is transferred to the Concentration Accounts on a weekly basis. The Agency Account Agreements shall provide that at any time following the occurrence of a Default or an Event of Default, the Agent shall be entitled to direct the financial institutions party thereto to cause all funds of the Borrowers and their Subsidiaries held in the Agency Accounts at such financial institutions to be transferred immediately and at any time thereafter to the Agent to be applied to the Obligations or held as Collateral, as the Agent deems appropriate. The Borrowers shall cause (a) all cash receipts and checks in excess of $50,000 at each Store to be deposited into an Agency Account, a Concentration Account or, subject to the satisfaction of conditions set forth in clause (z) above, an Excluded Account, on at least two separate Business Days during each week (a “week,” for the purposes of this §9.17, being deemed to begin at the beginning of each Monday and end at the end of the following Friday) and (b) all funds in (A) each Agency Account or any other account of the Borrowers or their Subsidiaries (other than Excluded Accounts) in excess of $2,000 and (B) the Excluded Account maintained at JPMorgan Chase Bank, National Association in excess of $20,000 to be transferred to the Concentration Accounts on a weekly basis. The Borrowers shall at all times maintain a Concentration Account with a financial institution that has entered into an Agency Account Agreement with the Agent and the Borrowers that is in all respects satisfactory to the Agent. Notwithstanding the foregoing to the contrary, (i) Chevys may maintain deposit account number 3039022607 at Union Bank of California that is not an Agency Account as long as (A) the balance of funds on deposit in such account shall not exceed $50,000 at any time and (B) such deposit account and such funds on deposit therein are pledged as security to the California State Board of Equalization and (ii) Chevys may maintain deposit account number 8759883641 at Wells Fargo Bank that is not an Agency Account as long as (A) the balance of funds on deposit in such account shall not exceed $169,000 plus any interest accrued thereon at any time and (B) such deposit account and such funds on deposit therein are pledged as security to the Nevada Department of Taxation.
9.18 Bankruptcy Covenants. Notwithstanding anything in the Loan Documents to the contrary, Debtors shall comply with all covenants, terms and conditions and otherwise perform all obligations set forth in the DIP Orders.
9.19 Chapter 11 Cases. In connection with the Chapter 11 Cases, Debtors shall give the proper notice for (x) the motions seeking approval of the Loan Documents and the Interim Order and Final Order, (y) the hearings for the approval of the Interim Order, and (z) the hearings for the approval of the Final Order. The Borrowers shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given to all parties specified in the Interim Order or Final Order, as applicable.

9.20 Sales Process Timeline. The Debtors shall timely comply with the following sale process milestones and shall incorporate such milestones into a bidding procedures motion and order, each of which shall be in form and substance reasonably acceptable to the DIP Agent (the “Bid Procedures Motion” and “Bid Procedures Order”, respectively):
(a) on the Petition Date, the Debtors shall file the Bid Procedures Motion and proposed form of Bid Procedures Order;
(b) on or prior to November 3, 2011, the Bankruptcy Court shall hold a hearing on the Bid Procedures Motion and the Debtors shall file with the Bankruptcy Court a form of asset purchase agreement not less than five days prior to such hearing;
(c) on or prior to November 8, 2011, the Bankruptcy Court shall enter the Bid Procedures Order;
(d) on or prior to 4:00 p.m. (Pacific Time) on January 4, 2012, all qualified bids (which bids, among other things, shall not contain any financing or diligence conditions) shall be due (which bid deadline shall not be extended without the consent of the Agent, except as otherwise provided below);
(e) the auction shall, if necessary, be conducted on or prior to January 9, 2012 at 10:00 a.m. (Pacific Time);
(f) January 13, 2012 at 2:00 p.m. (Eastern Time), the Bankruptcy Court shall hold a hearing to approve the sale to the winning bidder (the proceeds of such sale shall be used to repay in cash all Pre-Petition Obligations and Obligations upon the closing thereof or such sale shall otherwise be on terms, and pursuant to definitive documentation, acceptable to the Agent);
(g) on or prior to February 13, 2012, such sale shall have been consummated.
Notwithstanding the foregoing, provided that no Termination Event has occurred and is continuing, the Debtors shall have the right to extend, for not more than two weeks, the date by which all qualified bids are due if the Debtors determine in their reasonable business judgment that doing so could reasonably be expected to result in a higher purchase price. If such qualified bid deadline is so extended, each subsequent deadline set forth above shall also be increased by the same number of days as the qualified bid deadline extension. Promptly upon receipt by any Debtor, Debtors shall deliver to the Agent copies of all written indications of interest in the sale (by proposal, letter of intent or otherwise), term sheets, asset purchase agreements and other documents from prospective bidders, other interested parties or their representatives, and such other information and documents as the Agent may from time to time reasonably request it being understood that (i) the Agent shall, consistent with its internal procedures, take steps to provide that employees of GE Capital and its Affiliates which are working as a bidder (or providing financing to a bidder) do not receive such information from the Agent and (ii) the Agent shall, consistent with its internal procedures, take steps to provide that no Lender receives such information from the Agent (and Agent shall not be required to provide such information to any Lender) unless the Agent receives assurance reasonably satisfactory to the Agent that such Lender has procedures in place that provide that employees of such Lender and its Affiliates which are working as a bidder (or providing financing to a bidder) do not receive such information from the Agent).

9.21 Agent Affiliate Lease Assumptions.
(a) On or prior to the earlier of (a) 50 days following the Petition Date and (b) the first date on which the Debtors move the Bankruptcy Court to assume or reject any other unexpired lease and/or executory contract, the Debtors shall file a motion in form and substance acceptable to the Agent seeking Bankruptcy Court approval, pursuant to an order in form and substance acceptable to the Agent (the “Lease Assumption Order”), to assume each of the unexpired leases described on Schedule 4 hereto (each such lease, the “Agent Affiliate Lease”) and each assumed Agent Affiliate Lease shall have the basic terms set forth opposite such Agent Affiliate Lease on Schedule 4.
(b) On or prior to December 9, 2011, the Debtors shall have obtained the Lease Assumption Order.
9.22 Post-Closing Matters.
Borrowers shall satisfy the requirements set forth on Exhibit F, on or before the date specified for such requirement on Exhibit F (or such later date that may be approved by the Agent in its discretion).
10. CERTAIN NEGATIVE COVENANTS.
Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit or Note is Outstanding or any Lender has any obligation to make any Loans or the Agent has any obligations to issue, extend or renew any Letters of Credit:
10.1 Restrictions on Indebtedness. None of the Borrowers will, and none will permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:
(a) Indebtedness to the Lenders and the Agent arising under any of the Loan Documents;
(b) endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;
(c) [Intentionally Omitted];
(d) [Intentionally Omitted];
(e) Indebtedness of one Borrower to another then existing Borrower; provided that all such intercompany Indebtedness permitted by this §10.1(e), and all instruments evidencing any thereof, shall be pledged and delivered to the Agent, for the benefit of the Lenders and the Agent, as security for the Obligations pursuant to the provisions of the applicable Loan Documents, and the Agent shall have a first priority perfected lien and security interest therein; and provided, further, that all such intercompany Indebtedness shall be subordinated to the Obligations on terms satisfactory to the Agent;

(f) Indebtedness existing on the date hereof and listed and described on Schedule 10.1 hereto;
(g) Indebtedness in an original principal amount not in excess of $130,000,000 evidenced by the 2009 Senior Secured Debt Documents;
(h) [Intentionally Omitted];
(i) Indebtedness consisting of any Borrower or any of its Subsidiaries guarantying the Indebtedness of another Borrower so long as such Indebtedness is otherwise permitted hereunder;
(j) [Intentionally Omitted];
(k) Indebtedness in an original principal amount not in excess of $25,000,000 (plus any increase in such $25,000,000 amount solely due to the capitalization of interest on such Indebtedness by adding such interest to the principal amount thereof), and evidenced by the Unsecured Term Loan Documents; and
(l) Indebtedness representing installment insurance premiums of any Borrower or any of its Subsidiaries owing to insurance companies in the ordinary course of business.
10.2 Restrictions on Liens. None of the Borrowers will, and none will permit any of its Subsidiaries to, (i) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (ii) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (iii) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (iv) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; (v) sell, assign, pledge or otherwise transfer any “receivables” as defined in clause (vii) of the definition of the term “Indebtedness,” with or without recourse other than in the ordinary course of business; or (vi) enter into or permit to exist any arrangement or agreement, enforceable under applicable law, which directly or indirectly prohibits any Borrower or any of its Subsidiaries from creating or incurring any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest other than (1) the restrictions under the Loan Documents in favor of the Agent for the benefit of the Lenders and the Agent, (2) the restrictions under the 2009 Senior Secured Debt Documents as in effect on July 7, 2009 as amended to the extent permitted by §10.13, (3) restrictions under the Unsecured Term Loan Documents and as amended to the extent permitted by §10.15, (4) restrictions under the Pre-Petition Loan Documents, and (5) customary anti-assignment provisions in leases and licensing agreements entered into by such Borrower or such Subsidiary in the ordinary course of its business, provided that any of the Borrowers or their Subsidiaries may create or incur or suffer to be created or incurred or to exist:
(a) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or which are being contested in good faith and for which an adequate reserve or other appropriate provisions shall have been made to the extent required by generally accepted accounting principles;

(b) deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;
(c) liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which such Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;
(d) liens of carriers, warehousemen, mechanics and materialmen, and other like liens in existence less than 120 days from the date of creation thereof in respect of obligations not overdue or which are being contested in good faith and for which an adequate reserve or other appropriate provisions shall have been made to the extent required by generally accepted accounting principles;
(e) encumbrances on Real Estate other than the Mortgaged Property consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases or subleases to which any Borrower or a Subsidiary of any Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrowers interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrowers and their Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrowers and their Subsidiaries on a consolidated basis;
(f) liens existing on the date hereof and listed and described on Schedule 10.2 hereto;
(g) purchase money security interests in or purchase money mortgages on real or personal property other than Mortgaged Properties acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by §10.1(d), incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(h) other liens and encumbrances on each Mortgaged Property as and to the extent permitted by the Mortgage applicable thereto;
(i) liens in favor of the Agent for the benefit of the Lenders and the Agent under the Loan Documents;
(j) liens on tenant improvements securing Indebtedness incurred with respect thereto and which is permitted under §10.1(d) or §10.1(j); and
(k) liens created under, or evidenced or governed by, the 2009 Senior Secured Debt Documents as in effect on the Petition Date securing Indebtedness permitted by §10.1(g) so long as such liens are subject to, and subordinated to the liens of the Agent pursuant to, all of the terms of the 2009 Intercreditor Agreement (2009 Senior Secured Debt); and
(l) liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto.
10.3 Restrictions on Investments. None of the Borrowers will, and none will permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:
(a) marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by such Borrower;
(b) receivables owing to a Borrower or any of its Subsidiaries if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;
(c) demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;
(d) securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s Investors Service, Inc., and not less than “A 1” if rated by Standard and Poor’s Rating Group;
(e) Investments existing on the date hereof and listed on Schedule 10.3 hereto;
(f) loans, investments and advances by any Borrower in or to another Borrower to the extent permitted by §§ 10.1(e) or 10.1(f) and equity investments made by a Borrower in another Borrower;
(g) [Intentionally Omitted];
(h) securities (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(i) Investments consisting of promissory notes received as proceeds of asset dispositions permitted by §10.5.2, provided that the aggregate value of such promissory notes received in connection with any such asset disposition shall not exceed 50% of the aggregate value of the proceeds of such asset disposition; and
(j) Investments consisting of loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding;
provided, however, that, with the exception of demand deposits referred to in §10.3(b) and loans and advances referred to in §10.3(h), such Investments will be considered Investments permitted by this §10.3 only if all actions have been taken to the satisfaction of the Agent to provide to the Agent, for the benefit of the Lenders and the Agent, a first priority perfected security interest in all of such Investments free of all encumbrances other than Permitted Liens.
10.4 Restricted Payments. None of the Borrowers will make any Restricted Payments except for (i) Distributions payable by any Borrower to any other Borrower, (ii) Prepetition Second Lien Secured Parties’ Adequate Protection granted pursuant to and in accordance with the DIP Orders and (iii) payments to Parent permitted pursuant to §10.10.
10.5 Mergers and Consolidations, Dispositions of Assets, Acquisitions.
10.5.1 Mergers and Consolidations. Subject to §10.5.3, none of the Borrowers will, and none will permit any of its Subsidiaries to, become a party to any merger or consolidation except the merger or consolidation of one or more of the Subsidiaries of any Borrower with and into any Borrower, or the merger or consolidation of two or more Subsidiaries of any Borrower.
10.5.2 Dispositions of Assets. None of the Borrowers will, and none will permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of any assets, other than (a) the sale of inventory and the disposition of obsolete assets, in each case, in the ordinary course of business consistent with past practices and (b) the sale of assets permitted pursuant to §9.20. Nothing in this §10.5.2 is intended to prohibit any Borrower or any of the Borrowers’ Subsidiaries from conditionally agreeing to dispose of any assets (i) with a fair market value of less than $250,000 in the aggregate for all dispositions or (ii) in connection with the requirements of §9.20 hereof. The Agent may release any Collateral disposed of by any Borrower or any Subsidiary of any Borrower if such disposition is in compliance with this §10.5.2 and otherwise with the terms hereof.
10.5.3 Acquisitions. None of the Borrowers will, and none will permit any of its Subsidiaries to, agree to or effect any asset acquisition or stock acquisition except (a) capital expenditures to the extent set forth in, and in accordance with, the Approved Budget, and (b) the acquisition of inventory, equipment, furnishings and other similar assets (not including Stores or real property) in the ordinary course of business consistent with past practice.

10.6 Sale and Leaseback. From and after the Closing Date, none of the Borrowers will, and none will permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby any Borrower or any Subsidiary of any Borrower shall sell or transfer any property owned by it in order then or thereafter to lease such property or lease other property that any Borrower or any Subsidiary of any Borrower intends to use for substantially the same purpose as the property being sold or transferred (a “Sale-Leaseback”) other than the Sale-Leasebacks in existence on the Closing Date and the modifications thereof contemplated by §9.21 or other modifications thereof approved by the Bankruptcy Court.
10.7 Compliance with Environmental Laws. Except as set forth in Schedule 8.17, none of the Borrowers will, and none will permit any of its Subsidiaries to, (i) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances except in material compliance with applicable Environmental Law, (ii) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with applicable Environmental Law, (iii) generate any Hazardous Substances on any of the Real Estate except in material compliance with applicable Environmental Law, (iv) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate except in material compliance with applicable Environmental Law or (v) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would materially violate any Environmental Law or bring such Real Estate in material violation of any Environmental Law.
10.8 Employee Benefit Plans. Neither any Borrower nor any ERISA Affiliate will:
(a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for any of the Borrowers or their Subsidiaries; or
(b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or
(c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of any of the Borrowers or their Subsidiaries pursuant to §302(f) or §4068 of ERISA; or
(d) permit any Guaranteed Pension Plan to be amended in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or
(e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

10.9 Change in Fiscal Year. None of the Borrowers will, and none will permit any of its Subsidiaries to, effect any change in the end of its fiscal year from that set forth in §8.4.1.
10.10 Transactions with Affiliates. None of the Borrowers will, and none will permit any of its Subsidiaries to, engage in any transaction with any Affiliate (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such Affiliate or, to the knowledge of any Borrower, any corporation, partnership, trust or other entity in which any such Affiliate has a substantial interest or is an officer, director, trustee or partner, on terms less favorable to the Borrowers or their Subsidiaries than would have been obtainable on an arm’s-length basis in the ordinary course of business, provided that (x) the foregoing restriction shall not apply to the fees paid pursuant to the Sun Cantinas Finance Fee Letter and (y) for so long as no Default or Event of Default is continuing the foregoing restriction shall not apply to (a) payments by one or more Borrowers to Parent to permit Parent to pay franchise taxes, directors fees and reasonable accounting, legal and administrative expenses of Parent (other than legal fees and expenses and fees and expenses of auditors and accountants incurred in connection with any litigation relating to or defaults under this Credit Agreement) when due, in an aggregate amount not to exceed $500,000 in any fiscal year, and (b) for so long as Real Mex is a member of a group filing a consolidated or combined tax return with Parent or any direct or indirect parent of Parent, payments by Real Mex to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Real Mex and its Subsidiaries (“Tax Payments”); provided, however, that (A) the Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Real Mex would owe if Real Mex were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Real Mex and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority and (B) any Tax Payments received from Real Mex shall be paid over to the appropriate taxing authority within 30 days of Parent’s receipt of such Tax Payments or refunded to Real Mex.
10.11 Bank Accounts. None of the Borrowers will, and none will permit any of its Subsidiaries to, (a) [Intentionally Omitted]; (b) violate directly or indirectly the Agency Account Agreement, any Agency Account Agreement or other bank agency or lock box agreement in favor of the Agent for the benefit of the Lenders and the Agent with respect to such account; or (iii) deposit into any of the payroll accounts listed on Schedule 8.22 any amounts in excess of amounts necessary to pay current payroll obligations from such accounts.
10.12 Franchises. The Borrowers will not, and will not permit any of their Subsidiaries to, enter into any franchise agreement pursuant to which such Borrower or such Subsidiary is prohibited from pledging or otherwise assigning its rights under such franchise agreement including its right to receive any franchise fees or other fees or amounts paid to such Borrower or such Subsidiary thereunder.

10.13 2009 Senior Secured Debt Documents and Related Documents. None of the Borrowers will, and none will permit any of its Subsidiaries to, materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the 2009 Senior Secured Debt Documents, the 2009 Unsecured Term Loan Subordination Agreement (Senior Secured Debt), or the 2009 Unsecured Term Loan Subordination Agreement (2009 Senior Secured Debt) without the prior written consent of the Agent.
10.14 Payment of Exit Costs. No Debtor shall pay any Exit Costs prior to the release of the Exit Financing Fee Reserve pursuant to and in accordance with §2.1(b), and following the release of the Exit Financing Fee Reserve pursuant to and in accordance with §2.1(b), the Debtors shall not pay more than $350,000 of Exit Costs (or such greater amount as may be approved by the Agent in its sole discretion in writing) prior to receipt by the Agent of the Satisfactory Exit Commitment and in no event prior to the entry of the Final Order. In no event shall payments of the Exit Costs by the Debtors exceed $1,000,000 in the aggregate. Notwithstanding anything to the contrary contained herein or otherwise, the Debtor shall not pay any Exit Costs if any holder (or any representative or agent thereof) of 2009 Senior Secured Debt opposes, contests or supports any other Person opposing or contesting the entry of any DIP Order or the terms or provisions of any Loan Document or any DIP Order.
10.15 Unsecured Term Loan Documents. None of the Borrowers will, and none will permit any of its Subsidiaries to, materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Unsecured Term Loan Documents without the prior written consent of the Agent, if the effect of such amendment, supplement or other modification or waiver is to increase the interest rate payable on the relevant Indebtedness thereunder or increase the cash portion of any interest required to be paid thereon, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, increase the obligations of the obligor or obligors thereunder or confer any additional rights on the holders of the relevant Indebtedness thereunder which would be adverse to the Borrowers or any of their Subsidiaries, the Agent or the Lenders.
10.16 Chapter 11 Claims. None of the Borrowers will, and none will permit any of its Subsidiaries to, incur, create, assume, suffer to exist or permit (other than those existing, and disclosed to the Agent, on the date hereof) any administrative expense, unsecured claim, or other super-priority claim or lien (except for the Carve-Out and Prepetition Prior Liens to the extent such liens had priority over the liens granted under the Pre-Petition Credit Agreement) that are pari passu with or senior to the claims of the Lenders against the Debtors hereunder, or apply to the Bankruptcy Court for authority to do so.
10.17 The DIP Orders. None of the Borrowers shall, and none will permit any of its Subsidiaries to, make or permit to be made any change, amendment or modification, or any application or motion for any change, amendment or modification, to the Interim Order or the Final Order, other than as approved by the Agent.
10.18 Critical Vendor and Other Payments. None of the Debtors shall, and none will permit any of its Subsidiaries to, make (i) any Pre-Petition “critical vendor” payments or other payments on account of any creditor’s Pre-Petition unsecured claims, (ii) payments on account of claims or expenses arising under section 503(b)(9) of the Bankruptcy Code, (iii) payments in respect of a reclamation program or (iv) payments under any management incentive plan or on account of claims or expenses arising under Section 503(c) of the Bankruptcy Code, except in each case as permitted by the First Day Orders or in amounts and on terms and conditions that (a) are approved by order of the Bankruptcy Court and (b) are permitted by the Approved Budget.

11. FINANCIAL COVENANTS AND BUDGET COMPLIANCE.
Each of the Borrowers covenants and agrees that, so long as any Loan, Unpaid Reimbursement Obligation, Letter of Credit, or Note is Outstanding, or any Lender has any obligation to make any Loans, or the Agent has any obligation to issue, extend or renew any Letters of Credit, the Borrowers will comply with the following financial covenants:
11.1 Approved Budget Compliance. Subject to the terms and conditions set forth below and in the DIP Orders, the proceeds of Revolving Credit Loans made under this Credit Agreement and other proceeds of Collateral shall be used in accordance with the Credit Agreement and the DIP Order and:
(a) the sum of all actual operating disbursements of the Debtors (calculated in the same manner as the “Total Operating Disbursements” in the Approved Budget were calculated) (i) for the first Test Period shall not exceed one hundred fifteen percent (115%) of the sum of the “Total Operating Disbursements” budgeted for the first Test Period pursuant to the Approved Budget and (ii) for each subsequent Test Period shall not exceed one hundred ten percent (110%) of the sum of the “Total Operating Disbursements” budgeted for such subsequent Test Period pursuant to the applicable Approved Budget;
(b) the sum of the actual receipts of the Debtors (i) for the first Test Period shall be at least eighty-five percent (85%) of the sum of the “Total Receipts” budgeted for the first Test Period pursuant to the Approved Budget and (ii) for each subsequent Test Period shall be at least ninety (90%) of the sum of the “Total Receipts” budgeted for such subsequent Test Period pursuant to the applicable Approved Budget; and
(c) the actual “Revolver Borrowed Balance” (calculated in the same manner as the budgeted “Revolver Borrowed Balance” set forth in the Approved Budget) as of the close of business on the last day of each Test Period shall not exceed 115% of the budgeted “Revolver Borrowed Balance” set forth under the last week of such Test Period in the Approved Budget. Notwithstanding the foregoing, for purposes of testing the “Revolver Borrowed Balance” for any week during the period prior to the earliest to occur of 11:59 p.m. prevailing Eastern time on November 4, 2011 and the entry of the Final Order (including the permitted variances thereto as set forth above), the “Revolver Borrowed Balance” set forth in the Approved Budget for such week shall be the sum of the budgeted “Revolver Borrowed Balance” for such week plus the “Prepetition Revolver Balance” for such week, in each case as set forth in the Approved Budget.

The Agent and Lenders (i) may assume that the Debtors will comply with the Approved Budget to the extent required by this §11.1 and shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to the Approved Budget. The line items in the Approved Budget for payment of interest, expenses and other amounts to Agent and Lenders are estimates only, and the Debtors remain obligated to pay any and all Obligations in accordance with the terms of the Loan Documents, the Interim Order and the Final Order. Nothing in the Approved Budget shall constitute an amendment or other modification of this Credit Agreement or any of such restrictions or other lending limits set forth therein.
11.2 [Intentionally Omitted].
11.3 Lease Incurrence.
(A) [Intentionally Omitted];
(B) From and after the Closing Date, the Borrowers will not enter into any new lease obligations (other than renewals of existing leases in the ordinary course of business and modifications thereof contemplated by §9.21 or other modifications thereof approved by the Bankruptcy Court).
12. CLOSING CONDITIONS.
The effectiveness of this Credit Agreement and the obligations of the Lenders to make the initial Loans and of the Agent and the L/C Issuers to issue any initial Letters of Credit hereunder shall be subject to the satisfaction or waiver of the following conditions precedent:
12.1 Loan Documents, etc.
12.1.1 Loan Documents. Each of the Loan Documents and the Master Standby Letter of Credit Agreement among GE Capital and Borrowers shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. The Agent shall have received a fully executed copy of each such document.
12.1.2 Last-Out Participation. The Agent and Lenders shall have received evidence, in form and substance satisfactory to the Agent and Lenders, that Sun Cantinas Finance, LLC will maintain a $7,500,000 last-out participation in the Facilities.
12.1.3 Payment of Pre-Petition Interest and Fees. The Agent shall have received evidence satisfactory to the Agent that Borrowers will pay in full all Pre-Petition interest and Pre-Petition fees that have accrued pursuant to the Pre-Petition Credit Agreement but remain unpaid.
12.1.4 Financial Statements. The Agent and Lenders shall have received all financial statements and reports required to be delivered by the Debtors pursuant to the Pre-Petition Credit Agreement.

12.2 Initial Approved Budget. The Agent and Lenders shall have received the initial 13-week cash flow budget, attached as Schedule 3 hereto, setting forth, on a weekly and a line-item basis, (i) projected cash receipts, (ii) projected disbursements and the amount of outstanding Letters of Credit (including ordinary course operating expenses, bankruptcy-related expenses under the Chapter 11 Cases, capital expenditures, asset sales, issuances of any letter of credit, including the fees relating thereto, and estimated fees and expenses of the Agent and Lenders (including fees and expenses of their legal counsel and financial advisor), estimated fees and expenses of the Prior Agent and Prior Lenders (including fees and expenses of their legal counsel and financial advisor), estimated fees and expenses of the trustee under the 2009 Indenture (including fees and expenses of its legal counsel), estimated fees and expenses of the holders of the 2009 Senior Secured Debt representing a majority in aggregate principal amount of the 2009 Senior Secured Debt (including fees and expenses of their legal counsel and financial advisor) and any other fees and expenses relating to the Facilities), and (iii) the sum of Revolving Credit Availability plus unrestricted and available cash on hand (such sum, the “Aggregate Availability”) and (iv) the Outstanding amount of the Revolving Credit Loans (including, from and after the Roll-Up Effective Time, the outstanding principal balance of the Pre-Petition Revolving Credit Loans that are rolled-up as provided herein) (labeled as “Revolver Borrowed Balance” in the Approved Budget), in each case for each week from the first day of the week in which the Closing Date occurs through the last day of the week that is 13 weeks thereafter, to be attached to the Interim Order which shall be in form and substance satisfactory to the Agent and Majority Lenders (the “Initial Approved Budget”).
12.3 Interim Order. The Bankruptcy Court shall have entered the Interim Order and the First Day Orders, in each case in form and substance reasonably satisfactory to the Agent and Lenders.
12.4 Certified Copies of Charter Documents. The Agent shall have received from the Parent, Borrowers and each of their Subsidiaries a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (i) its charter or other incorporation documents as in effect on such date of certification, and (ii) its by-laws as in effect on such date.
12.5 Corporate Action. All corporate action necessary for the filing of the Chapter 11 Cases and the valid execution, delivery and performance by the Parent, Borrowers and each of their Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Agent shall have been provided to the Agent.
12.6 Incumbency Certificate. The Agent shall have received from the Parent, Borrowers and each of their Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person, and giving the name and bearing a specimen signature of each individual who shall be authorized: (i) to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party; (ii) in the case of each Borrower, to make Revolving Credit Loan Requests and to apply for Letters of Credit; and (iii) to give notices and to take other action on its behalf under the Loan Documents.
12.7 Opinion of Counsel. Each of the Lenders and the Agent shall have received a favorable legal opinion addressed to the Lenders and the Agent, dated as of the Closing Date (or, if acceptable to the Agent, dated prior to the Closing Date), in form and substance satisfactory to the Lenders and the Agent.

12.8 Payment of Fees and Expenses. The Agent shall have received evidence satisfactory to the Agent that the Borrowers will pay to the Lenders or the Agent, as appropriate, all fees then due hereunder, under the Fee Letter and under the Sun Cantinas Finance Fee Letter. The Borrowers shall have reimbursed the Agent for, or paid directly, all fees, costs and expenses incurred by the Agent’s Special Counsel and local counsel to the Agent in all relevant jurisdictions in connection with the closing of the transactions contemplated hereby.
12.9 Disbursement Instructions. The Agent shall have received a Revolving Credit Loan Request, disbursement instructions and funds flow from the Borrowers with respect to the proceeds of the Revolving Credit Loans to be made on the Closing Date.
12.10 No Material Adverse Change. The Agent shall be satisfied that there shall have occurred no material adverse change in the business, operations, assets, management, properties, financial condition, income or prospects of the Borrowers and their Subsidiaries taken as a whole since June 26, 2011 except for the commencement of the Chapter 11 Cases and the effects that customarily result from the commencement of chapter 11 cases.
12.11 No Litigation. No litigation, inquiry, injunction or restraining order shall be pending, entered or threatened that, in the reasonable opinion of the Agent, could reasonably be expected to have a material adverse effect on (i) the transactions contemplated hereby, (ii) the ability of the Borrowers or any of their Subsidiaries to perform their obligations under the Loan Documents or Pre-Petition Loan Documents, (iii) the rights and remedies of the Agent and the Lenders under the Loan Documents or Pre-Petition Loan Documents, or (iv) the perfection or priority of any security interests granted to the Agent under the Loan Documents.
12.12 Consents and Approvals. The Agent shall have received evidence that all material governmental and third-party approvals necessary or advisable in connection with the credit facilities contemplated hereby and the continuing operations of the Debtors shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Debtors taken as a whole, or the credit facilities contemplated hereby.
13. ADDITIONAL CONDITIONS TO BORROWINGS.
13.1 Conditions to All Borrowings. The obligations of the Lenders to make any Loan, and of the Agent and the L/C Issuers to issue, extend or renew any Letter of Credit, in each case whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent (provided that such conditions precedent shall be deemed to be satisfied on the Roll-up Effective Time with respect of the roll-up of the Pre-Petition Obligations):
(a) Each of the representations and warranties of any of the Borrowers and their Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true and correct in all material respects as of the date as of which they were made and shall also be true and correct in all material respects at and as of the time of the making of such Loan or the issuance, extension or renewal of such Letter of Credit, with the same effect as if made at and as of that time (except to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

(b) No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Lender would make it illegal for such Lender to make such Loan or to participate in the issuance, extension or renewal of such Letter of Credit or in the reasonable opinion of the Agent would make it illegal for the Agent to issue, extend or renew such Letter of Credit.
(c) Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.
(d) All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Lenders and to the Agent and the Agent’s Special Counsel, and the Lenders, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request, including the Revolving Credit Loan Request required by §2.6.
(e) All other conditions to borrowing in the DIP Order shall have been satisfied.
13.2 Conditions to Revolving Credit Advance and Letters of Credit Prior to the Final Order. The obligations of the Lenders to make any Loan, and of the Agent and the L/C Issuers to issue, extend or renew any Letter of Credit, in each case prior to the entry of the Final Order, shall also be subject to the satisfaction of the following conditions precedent:
(a) For any Revolving Credit Loan to be made prior to the entry of the Final Order, the sum of the Outstanding amount of the Revolving Credit Loans (after giving effect to the amount of the requested Revolving Credit Loan) shall not exceed $5,000,000; and
(b) For any Letter of Credit to be issued prior to the entry of the Final Order, after giving effect to the requested Letter of Credit, the sum of the aggregate Maximum Drawing Amount and all Unpaid Reimbursement Obligations shall not exceed the lesser of (i) the Letter of Credit Commitments of all Lenders and (i) $20,000,000.

13.3 Conditions to Revolving Credit Advance and Letters of Credit on or after November 4, 2011. No Lenders shall have any obligation to make any Loan, and neither the Agent nor any L/C Issuer shall have any obligation to issue, extend or renew any Letter of Credit, in each case on or after November 4, 2011 if:
(a) the Bankruptcy Court shall not have entered the Final Order;
(b) the Final Order shall have been vacated, stayed, reversed, modified or amended unless the Agent’s and Majority Lenders’ have consented thereto or shall otherwise not be in full force and effect;
(c) the Final Order in any respect shall be the subject of a stay pending either appeal or a motion for reconsideration thereof.
14. EVENTS OF DEFAULT; ACCELERATION; ETC.
14.1 Events of Default and Acceleration. If any of the following events (“Events of Default” shall occur:
(a) the Borrowers shall fail to pay any principal of the Loans or any Reimbursement Obligation when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(b) the Borrowers shall fail to pay any interest on the Loans, the commitment fee, any Letter of Credit Fee, any fees under the Fee Letter, or any other sums due hereunder or under any of the other Loan Documents, within three (3) days of the date when the same became due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;
(c) any of the Borrowers shall fail to comply with any of its respective covenants contained in §§9.5, 9.7.1, 9.9, 9.12, 9.18, 9.19, 9.20, 9.21, 9.22, 10 or 11 (except as to the covenants contained in §10.7, for which the Borrowers’ failure to comply shall only be deemed an Event of Default should the Borrowers fail to cure the failure within the earlier of thirty (30) days or the time period required by Environmental Laws), with any of its covenants contained in §9.4 for a period in excess of five days, or with any of the covenants contained in any of the Mortgages for three days;
(d) the Borrowers or any of their Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §14.1) for fifteen (15) days after written notice of such failure has been given to the Borrowers by the Agent;
(e) any representation or warranty by the Borrowers or any of their Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;
(f) Except to the extent permitted or required by the Bankruptcy Code, (i) any Borrower or any of its Subsidiaries shall (A) default in any payment with respect to any Indebtedness (other than the Obligations) beyond the period of grace, if any, applicable thereto or (B) default in the observance or performance of any agreements or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity of such Indebtedness or (ii) any such Indebtedness of such Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled amortization payment or regularly required mandatory prepayment, prior to the stated maturity thereof; provided that it shall not constitute an Event of Default unless the principal amount of any one issue of such Indebtedness exceeds $3,000,000 or the aggregate amount of all Indebtedness referred to in clauses (i) and (ii) above exceeds $3,000,000 at any one time;

(g) [intentionally omitted];
(h) [intentionally omitted];
(i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty (30) consecutive days any final judgment against any Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against any Borrower or any of its Subsidiaries, exceeds in the aggregate, $1,000,000 and such judgments are not stayed by the Chapter 11 Cases;
(j) The holders of all or any part of the 2009 Senior Secured Debt shall be granted adequate protection other than as consented to by the Agent and as set forth in the DIP Orders, or the 2009 Senior Secured Debt or any Equity Interest in the Parent or any Subsidiary of the Parent shall be prepaid, redeemed or repurchased in whole or in part;
(k) if any of the Loan Documents shall be cancelled, terminated, revoked or rescinded or the Agent’s security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Loan Documents and the DIP Orders, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrowers, any of their Subsidiaries party thereto, any of their respective stockholders, or any holder of all or any part of the Senior Secured Debt, any holder of all or any part of the 2009 Senior Secured Debt, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(l) any Borrower or any ERISA Affiliate incurs any liability to the PBGC (excluding requested insurance premiums payable in the ordinary course) or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $500,000, or any Borrower or any ERISA Affiliate is assessed withdrawal liability pursuant to Title IV of ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $500,000, or any of the following occurs with respect to a Guaranteed Pension Plan: (i) an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), provided that the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of any of the Borrowers or their Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $500,000 and (B) could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a lien in favor of such Guaranteed Pension Plan; or (ii) the appointment by a United States District Court of a trustee to administer such Guaranteed Pension Plan; or (iii) the institution by the PBGC of proceedings to terminate such Guaranteed Pension Plan;
(m) the Borrowers or any of their Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of the business of the Borrowers and their Subsidiaries taken as a whole and such order shall continue in effect for more than thirty (30) days;
(n) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrowers or any of their Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrowers and their Subsidiaries;
(o) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrowers or any of their Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrowers and their Subsidiaries taken as a whole;
(p) the Borrowers or any of their Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought against any such Person, a punishment for which in any such case could reasonably be expected to include the forfeiture of any assets of such Person having a fair market value in excess of $1,000,000;
(q) a Change of Control shall occur;
(r) Real Mex shall, at any time, own or control, directly or indirectly, less than one hundred percent (100%) of the Equity Interests of each of the other Borrowers;

(s) (i) the Parent shall incur any Indebtedness other than the Permitted Parent Debt and its guaranty of the 2009 Senior Secured Debt to the extent such guaranty is subject to the 2009 Intercreditor Agreement (2009 Senior Secured Debt), or (ii) the Parent, any Borrower or any of their Subsidiaries shall (A) materially amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of any of the Permitted Parent Debt or (B) refinance, refund, extend, renew or replace any of the Permitted Parent Debt, in each case, without the prior written consent of the Agent, if the effect of such amendment, supplement or other modification or waiver or such refinancing, refunding, extension, renewal or replacement is to (u) increase the interest rate payable on the relevant Indebtedness thereunder, (v) increase the cash portion of any interest required to be paid thereon, (w) change (to earlier dates) any dates upon which payments of principal or interest are due thereon, (x) increase the obligations of the obligor or obligors thereunder, (y) increase the principal amount of such Indebtedness in excess of the amounts set forth in the definitions of the term “2009 Parent Debt” plus the amount of any accrued and unpaid interest thereon, or (z) confer any additional rights on the holders of the relevant Indebtedness thereunder which would be adverse to the Borrowers or any of the their Subsidiaries, the Agent or the Lenders;
(t) the Parent shall engage is any business activities or has any other assets other than (i) its ownership of 100% of the capital stock and economic interest of Real Mex, (ii) performing its obligations and activities incidental thereto under the Loan Documents and under the terms and conditions of the Permitted Parent Debt, (iii) making or receiving Restricted Payments to the extent permitted by this Credit Agreement and (iv) its secured guaranty of the 2009 Senior Secured Debt to the extent the liens securing such guaranty are subordinated to the liens of the Agent pursuant to the 2009 Intercreditor Agreement (2009 Senior Secured Debt);
(u) the Parent shall (i) consolidate with or merge with or into, or convey, transfer or lease all or substantially all assets to, any Person, (ii) sell or otherwise dispose of any capital stock of Real Mex, (iii) create or acquire any Subsidiary or make or own any Investment in any Person other than Real Mex, or (iv) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons;
(v) the Parent shall (i) fail to perform any term, covenant or agreement contained in the Guaranty or (ii) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom other than liens in favor of the Agent for the benefit of the Lenders and the Agent under the Loan Documents and Pre-Petition Loan Documents and, subject to the 2009 Intercreditor Agreement (2009 Senior Secured Debt), liens granted by Parent to secure its guaranty of the 2009 Senior Secured Debt; or
(w) the occurrence of any of the following in the Chapter 11 Cases:
(i) the payment by the Debtors of expenses (A) in excess of the variances permitted by §11.1(a), or (B) otherwise in violation of the terms and condition of §11.1(a);
(ii) obtaining after the Petition Date credit or incurring Indebtedness that is (i) secured by a security interest, mortgage or other lien on all or any portion of Collateral which is equal or senior to any security interest, mortgage or other lien of the Agent, or (ii) entitled to priority administrative status which is equal or senior to that granted to the Agent in the DIP Orders, unless used to refinance Obligations in full in cash;

(iii) the bringing of a motion, taking of any action or the filing of any plan of reorganization or disclosure statement attendant thereto by the Debtors in the Chapter 11 Cases, or the entry of an order (A) to obtain additional financing under Section 364(c) or Section 364(d) of the Bankruptcy Code from any Person other than the Lenders not otherwise permitted by this Credit Agreement, or (B) to authorize any Person to recover from any portions of the Collateral any costs or expenses of preserving or disposing of such Collateral under Section 506(c) of the Bankruptcy Code, or (C) except as provided in the Final Order or the Interim Order, to use cash collateral without the Agent’s prior written consent under Section 363(c) of the Bankruptcy Code or (D) except as provided in the DIP Orders, to grant any lien other than Permitted Liens upon or affecting any Collateral;
(iv) the dismissal of the Chapter 11 Cases or the conversion of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, or appointment of a chapter 11 trustee or examiner with expanded powers or other responsible person in the Chapter 11 Cases;
(v) any failure by the Debtors to make adequate protection payments or other payments to the Prior Agent or Prior Lenders as set forth in the Interim Order or the Final Order when due;
(vi) any failure by the Debtors to perform, in any respect, any of the material terms, provisions, conditions, covenants, or obligations under any DIP Order or a Termination Event under any DIP Order shall occur;
(vii) the entry of an order which has not been withdrawn, dismissed or reversed (a) appointing an interim or permanent trustee in the Chapter 11 Cases or the appointment of an examiner with expanded powers in the Chapter 11 Cases, (b) granting relief from or modifying the automatic stay of Section 362 of the Bankruptcy Code (x) to allow any creditor to execute upon or enforce a lien on or security interest in any Collateral in excess of $250,000 or (ii) with respect to any lien of or the granting of any lien on any Collateral to any state or local environmental or regulatory agency or authority, (in each case with a value in excess of $100,000), (c) amending, supplementing, staying, reversing, vacating or otherwise modifying any of the Interim Order, the Final Order, this Credit Agreement or any other Loan Document, or Agent’s, any Lender’s, Prior Agent’s or Prior Lenders’ rights, benefits, privileges or remedies under the Interim Order, the Final Order, this Credit Agreement, any other Loan Document or any Pre-Petition Loan Document or (d) approving a sale of any assets of any Debtor pursuant to section 363 of the Bankruptcy Code or approving bidding procedures therefor other than in each case as provided in the DIP Orders;

(viii) Debtors consolidating or combining with any other Person except pursuant to a confirmed plan of reorganization with the prior written consent of the Agent and Majority Lenders;
(ix) reversal, vacatur, or modification (without the express prior written consent of the Agent, in its sole discretion) of any DIP Order;
(x) the challenge by the Debtors (or the support by the Debtors of the challenge by any other Person) to the Agent’s, any Lender’s, the Prior Agent’s, or any Prior Lenders’ motion seeking confirmation of amount of Agent’s, Lenders’, Prior Agent’s or Prior Lenders’ claim or the validity, extent, perfection, priority or characterization of any obligations incurred or liens granted under or in connection with the Pre-Petition Credit Agreement;
(xi) the challenge by the Debtors (or the support by the Debtors of the challenge by any other Person) to (a) disallow in whole or in part the claim of the Prior Agent or the Prior Lenders under the Pre-Petition Credit Agreement or the claim of the Agent or any Lender in respect of Obligations or to challenge the validity, perfection and enforceability of any of the liens in favor of any of them, or (b) equitably subordinate or re-characterize in whole or in part the claim of the Agent or any Lender in respect of the Obligations or the Prior Agent or Prior Lender in respect of the Pre-Petition Indebtedness, or in each case the entry of an order by the Bankruptcy Court granting the relief described above;
(xii) the filing of a lawsuit, adversary proceeding, claim or counterclaim related to the Debtors or Collateral or pre-petition collateral against the Agent, any Lender, Prior Agent, or any Prior Lender by the Debtors;
(xiii) the application by the Debtors for authority to make any Pre-Petition Payment without the Agent’s prior written consent, other than pursuant to the First Day Orders;
(xiv) the entry of an order in the Chapter 11 Cases avoiding or requiring disgorgement of any portion of the Pre-Petition Revolving Credit Loans;
(xv) subject to any applicable cure periods contained in such DIP Order, the failure of the Debtors to perform its obligations under the Interim Order or the Final Order;
(xvi) the use, remittance or the application of proceeds of Collateral in contravention of the terms of the Loan Documents or the DIP Orders or First Day Orders;
(xvii) the entry of an order in the Chapter 11 Cases authorizing procedures for interim compensation of professionals that is not in form and substance customary for the District of Delaware or otherwise not in form and substance reasonably acceptable to the Agent;

(xviii) without the prior written consent of the Agent, the Debtors incur, create, assume, suffer to exist or permit any superpriority claim in the Chapter 11 Cases that is pari passu with or senior to the claims of the Lenders and Agent, other than the Carve-Out;
(xix) the marshaling of any Collateral;
(xx) the Debtors requesting or seeking authority for or that approves or provides authority to take any other action or actions adverse to the Agent or any Lender or its rights and remedies under the Loan Documents or its interest in the Collateral;
(xxi) the filing of any plan of reorganization or disclosure statement attendant thereto, or any direct or indirect amendment to such plan or disclosure statement, other than a plan of reorganization that provides for payment in full in cash of all Obligations and Pre-Petition Obligations on or prior to March 31, 2012;
(xxii) violation of any of the Agent Affiliate Leases by any of the Debtors notwithstanding any provision of the Bankruptcy Code or other applicable law to the contrary.;
(xxiii) any Debtors shall seek to reject any Agent Affiliate Lease or seek to assume any Agent Affiliate Lease other than on terms set forth on Schedule 4 hereto;
then, and in any such event, so long as the same may be continuing, the Agent may, and upon the request of the Majority Lenders shall, by notice in writing to the Borrowers declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents and all Reimbursement Obligations to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each of the Borrowers.
14.2 Termination Declarations. If any one or more of the Events of Default shall occur, the Agent may, and at the request of the Majority Lenders, shall (i) declare all Obligations to be immediately due and payable, (ii) declare any unused portion of the credit hereunder to be terminated, reduced or restricted, (iii) declare that each of the Lenders is relieved of all further obligations to make Loans to the Borrowers and that each L/C Issuer is relieved of all further obligations to issue, extend or renew any Letter of Credit, or (iv) declare a termination, reduction or restriction on the ability of the Debtors to use any cash collateral derived solely from the proceeds of Collateral (any such declaration shall be made in writing to the Debtors, the official committee(s) of creditors of the Debtors and the United States Trustee, and shall be referred to herein as a “Termination Declaration” and the date of delivery of such Termination Declaration being herein referred to as the “Termination Declaration Date”). No termination of the credit hereunder shall relieve any of the Borrowers or their Subsidiaries of any of the Obligations.

14.3 Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant to §14.2, the Agent and each Lender, if owed any amount with respect to the Loans or the Reimbursement Obligations, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Agent or the holder of any Note or purchaser of any Letter of Credit Participation is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. In addition, the Borrowers shall cooperate with the Agent in the transfer of any licenses or leases used in the business of the Borrowers and their Subsidiaries to the Agent or any other third party designated by the Agent. In addition, five (5) Business Days following the Termination Declaration Date (such 5 Business Day period, the “Remedies Notice Period”), the Agent shall have automatic relief from the automatic stay and may foreclose on all or any portion of the Collateral, collect accounts receivable and apply the proceeds thereof to the Obligations, occupy the Debtors’ premises to sell or otherwise dispose of the Collateral or otherwise exercise remedies against the Collateral permitted by applicable nonbankruptcy law. During the Remedies Notice Period, the Debtors and any statutory committee shall be entitled to an emergency hearing before the Bankruptcy Court for the sole purpose of contesting whether an Event of Default has occurred. Unless during such period the Bankruptcy Court determines that an Event of Default has not occurred and/or is not continuing, the automatic stay, as to the Lenders and the Agent, shall automatically terminate at the end of the Remedies Notice Period, without further notice or order. During the Remedies Notice Period, the Debtors may not use the proceeds of Loans hereunder, cash collateral, or other Collateral proceeds except to pay payroll and other expenses critical to keep the business of the Debtors operating in accordance with the Approved Budget.
14.4 Distribution of Collateral Proceeds. In the event that, following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Lender, as the case may be, receives any monies in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:
(a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other Loan Documents or in respect of the Collateral or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

(b) Second, to all other Obligations in such order or preference as the Majority Lenders may determine; provided, however, that (i) distributions shall be made (A) pari passu among Obligations with respect to the Agent’s fee payable pursuant to the Fee Letter and all other Obligations and (B) with respect to each type of Obligation owing to the Lenders, such as interest, principal, fees and expenses, among the Lenders pro rata, and (ii) the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;
(c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Lenders and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to the Uniform Commercial Code of the State of Illinois; and
(d) Fourth, the excess, if any, shall be returned to the Borrowers or to such other Persons as are entitled thereto.
15. SETOFF.
15.1 Setoff. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Lenders to any of the Borrowers and any securities or other property of any of the Borrowers in the possession of such Lender may be applied to or set off by such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of any of the Borrowers to the Lenders. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of any of the Borrowers to such Lender, other than Indebtedness evidenced by the Notes held by such Lender, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Lender, and (b) if such Lender shall receive from any of the Borrowers, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by, such Lender by proceedings against such Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it or its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

15.2 Consent to Setoff. Notwithstanding the foregoing §15.1, at any time that the Loans or any other obligation shall be secured by real property located in California, no Lender or the Agent shall exercise a right of setoff, lien or counterclaim or take any court or administrative action or institute any proceeding to enforce any provision of this Credit Agreement or any Note unless it is taken with the consent of the Majority Lenders, or approved in writing by the Agent, if such setoff or action or proceeding would or might (pursuant to California Code of Civil Procedure Sections 580a, 580b, 580d and 726 of The California Code of Civil Procedure or Section 2924 of the California Civil Code, if applicable, or otherwise) affect or impair the validity, priority, or enforceability of the liens granted to the Agent pursuant to the Loan Documents or the enforceability of the Notes and other obligations hereunder, and any attempted exercise by any Lender or the Agent of any such right without obtaining such consent of the Majority Lenders or the Agent shall be null and void. This §15.2 shall be solely for the benefit of each of the Lenders and the Agent hereunder.
16. THE AGENT.
16.1 Authorization.
(a) The Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.
(b) The relationship between the Agent and each of the Lenders is that of an independent contractor. The use of the term “Agent” is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Lenders. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Lenders.
(c) As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as “secured party”, “mortgagee” or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Agent.
16.2 Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrowers.
16.3 No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

16.4 No Representations.
16.4.1 General. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, the Letters of Credit, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, in any of the other Loan Documents, or in any certificate or instrument hereafter furnished to it by or on behalf of any Borrower or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of any Borrower or any of their respective Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by any Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the credit worthiness or financial conditions of any Borrower or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.
16.4.2 Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §12, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Agent active upon the Borrowers’ account shall have received notice from such Lender prior to the Closing Date specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Agent to such effect on or prior to the Closing Date.
16.5 Payments.
16.5.1 Payments to Agent. A payment by any Borrower to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees promptly (but in no case later than two Business Days after the receipt of such payments by the Agent) to distribute to each Lender such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

16.5.2 Distribution by Agent. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
16.5.3 Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (i) to make available to the Agent its pro rata share of any Loan or to purchase any Letter of Credit Participation or (ii) to comply with the provisions of §15 with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrowers, whether on account of outstanding Loans, Unpaid Reimbursement Obligations, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. The Delinquent Lender hereby authorizes the Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans and Unpaid Reimbursement Obligations of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans and Unpaid Reimbursement Obligations have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.
16.6 Holders of Notes. The Agent may deem and treat the payee of any Note or the purchaser of any Letter of Credit Participation as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.
16.7 Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent and its affiliates from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent or such affiliate has not been reimbursed by the Borrowers as required by §18), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the willful misconduct or gross negligence of the Agent.

16.8 Agent as Lender. In its individual capacity, GE Capital shall have the same obligations and the same rights, powers and privileges in respect to its Revolving Credit Commitment, and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.
16.9 Resignation. The Agent may resign at any time by giving sixty (60) days prior written notice thereof to the Lenders and the Borrowers. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrowers. If no successor Agent shall have been so appointed by the Majority Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor’s Ratings Group. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
16.10 Notification of Defaults and Events of Default; Other Notices. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this §16.10 it shall promptly notify the other Lenders of the existence of such Default or Event of Default.
16.11 Duties in the Case of Enforcement. In case one of more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent shall, if (i) so requested by the Majority Lenders and (ii) the Lenders have provided to the Agent such additional indemnities and assurances against expenses and liabilities as the Agent may reasonably request, proceed to enforce the provisions of the Loan Documents authorizing the sale or other disposition of all or any part of the Collateral and exercise all or any such other legal and equitable and other rights or remedies as it may have in respect of such Collateral. The Majority Lenders may direct the Agent in writing as to the method and the extent of any such sale or other disposition, the Lenders hereby agreeing to indemnify and hold the Agent, harmless from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful or commercially unreasonable in any applicable jurisdiction.

16.12 Agent May File Proofs of Claim.
(a) In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrowers or any of their Subsidiaries, the Agent (irrespective of whether the principal of any Loan, Reimbursement Obligation or Unpaid Reimbursement Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:
(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Reimbursement Obligations or Unpaid Reimbursement Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Agent and their respective agents and counsel and all other amounts due the Lenders and the Agent under §§2.2, 5.6, 6.1, 6.2 and 18.1) allowed in such proceeding or under any such assignment; and
(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
(b) Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Agent and, in the event that the Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under §§2.2, 5.6, 6.1, 6.2 and 18.1.
(c) Nothing contained herein shall authorize the Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

17. TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.
17.1 Confidentiality. Each of the Lenders and the Agent agrees, on behalf of itself and each of its affiliates, directors, officers, employees and representatives, to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any non-public information supplied to it by any of the Borrowers or their Subsidiaries pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §17.1, or becomes available to any of the Lenders or the Agent on a nonconfidential basis from a source other than the Borrowers, (b) to the extent required by statute, rule, regulation or judicial process, including in the Chapter 11 Cases, (c) to counsel for any of the Lenders or the Agent, (d) to bank examiners or any other regulatory authority having jurisdiction over any Lender or the Agent, or to auditors or accountants, (e) to the Agent, any Lender or any Financial Affiliate, (f) in connection with any litigation to which any one or more of the Lenders, the Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) to a Lender Affiliate or a Subsidiary or affiliate of the Agent, (h) to any actual or prospective assignee or participant or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees to be bound by the provisions of §17.1 or (i) with the consent of the Borrowers. Moreover, each of the Agent, the Lenders and any Financial Affiliate is hereby expressly permitted by the Borrowers to refer to any of the Borrowers and its Subsidiaries in connection with any advertising, promotion or marketing undertaken by the Agent, such Lender or such Financial Affiliate and, for such purpose, the Agent, such Lender or such Financial Affiliate may utilize any trade name, trademark, logo or other distinctive symbol associated with the Borrowers or any of their Subsidiaries or any of their businesses.
17.2 Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Agent shall, prior to disclosure thereof, notify the Borrowers of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.
17.3 Other. In no event shall any Lender or the Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by any of the Borrowers or their Subsidiaries. The obligations of each Lender under this §17 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to any of the Borrowers prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans or Reimbursement Obligations from any Lender.

18. EXPENSES AND INDEMNIFICATION.
18.1 Expenses. The Borrowers jointly and severally agree to pay (i) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (ii) the reasonable fees, expenses and disbursements of the Agent’s Special Counsel or any local counsel to the Agent incurred in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, any amendments, modifications, approvals, consents or waivers hereto or hereunder, or the cancellation of any Loan Document upon payment in full in cash of all of the Obligations or pursuant to any terms of such Loan Document for providing for such cancellation, (iii) the reasonable fees, expenses and disbursements of the Agent or any of its affiliates incurred by the Agent or such affiliate in connection with the preparation, syndication, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges, (iv) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, lock box accounts and other accounts for the collection of any of the Collateral; (v) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys’ fees and costs, which attorneys may be employees of any Lender or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Lender or the Agent in connection with (A) the enforcement of or preservation of rights under any of the Loan Documents against any of the Borrowers or their Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (B) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Agent’s relationship with any of the Borrowers or their Subsidiaries and (vi) all reasonable fees, expenses and disbursements of any Lender or the Agent incurred in connection with Uniform Commercial Code searches, Uniform Commercial Code filings or mortgage recordings.
18.2 Indemnification. The Borrowers jointly and severally agree to indemnify and hold harmless the Agent, the affiliates of the Agent, and the Lenders from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (i) any actual or proposed use by any of the Borrowers or their Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (ii) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from lock box, bank agency or concentration accounts or in connection with the provisional honoring of checks or other items, (iii) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of any of the Borrowers or their Subsidiaries comprised in the Collateral, (iv) any of the Borrowers or their Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (v) with respect to each of the Borrowers and their Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding; provided that no Borrower shall be liable for any portion of such liabilities, losses, damages and expenses resulting from the gross negligence or willful misconduct of the Agent, or any affiliate thereof. In litigation, or the preparation therefor, the Lenders, the Agent, and the affiliates of the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrowers agree to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrowers under this §18.2 are unenforceable for any reason, the Borrowers hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law.

18.3 Survival. The covenants contained in this §18 shall survive payment or satisfaction in full of all other Obligations.
19. SURVIVAL OF COVENANTS, ETC.
All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of any of the Borrowers or their Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans and the issuance, extension or renewal of any Letters of Credit, as herein contemplated, and shall continue in full force and effect so long as any Letter of Credit or any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans or the Agent has any obligation to issue, extend or renew any Letter of Credit, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Agent at any time by or on behalf of any of the Borrowers or their Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Borrower or such Subsidiary hereunder.
20. ASSIGNMENT AND PARTICIPATION.
20.1 Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Revolving Credit Commitment Percentage and Revolving Credit Commitment and the same portion of the Revolving Credit Loans at the time owing to it, the Revolving Credit Notes held by it and its Letter of Credit Commitment Percentage and Letter of Credit Commitment and the same portion of participating interest in the risk and reimbursement obligation relating to Letters of Credit, provided that (a) except in the case of an assignment to another Lender, an affiliate of any Lender or an Approved Fund of any Lender, each of the Agent and, unless an Event of Default shall have occurred and be continuing, the Borrowers shall have given their prior written consent to such assignment, which consent will not be unreasonably withheld or delayed, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations in respect of its Revolving Credit Commitment Percentage and Revolving Credit Commitment, the Revolving Credit Loans at the time owing to it and its Letter of Credit Percentage and Letter of Credit Commitment and its participating interest in the risk and its reimbursement obligations relating to Letters of Credit (it being understood and agreed and each assignment shall be consummated so that the Revolving Credit Commitment Percentage and the Letter of Credit Percentage of each Lender shall be the same), (c) each assignment shall be in a minimum amount of $3,000,000 (or if less, such Lender’s entire Loans and Revolving Credit Commitment, or such lesser amount consented to by the Agent); and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit D hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (y) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (z) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in §20.3, be released from its obligations under this Credit Agreement.

20.2 Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:
(a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage,
(b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any of the Borrowers or their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by any of the Borrowers or their Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;
(c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §8.4 and §9.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;
(d) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;
(e) (e) such assignee represents and warrants that it is an Eligible Assignee;
(f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

(g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender;
(h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance;
(i) such assignee acknowledges that it has made arrangements with the assigning Lender satisfactory to such assignee with respect to its pro rata share of Letter of Credit Fees in respect of outstanding Letters of Credit;
(j) such assignee, if organized under the laws of a jurisdiction outside the United States, shall provide the Agent and the Borrowers with the forms prescribed by §6.2.2(h) certifying as to its status for purposes of determining the applicability of any exemption from United States withholding taxes with respect to all payments to be made hereunder to such assignee. Unless the Borrowers and the Agent have received such forms or such documents validly indicating that payments hereunder are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers or the Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any assignee organized under the laws of a jurisdiction outside the United States in accordance with §6.2.2.
20.3 Register. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and each of the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrowers and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assignee Lender agrees to pay to the Agent a registration fee in the sum of $3,500.
20.4 New Notes. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrowers and the Lenders (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrowers, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this §20.4, the Borrowers shall deliver an opinion of counsel, addressed to the Lenders and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Lenders. The surrendered Notes shall be cancelled and returned to the Borrowers.

20.5 Participations. Each Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (i) each such participation shall be in an amount of not less than $1,000,000, or such lesser amount consented to by the Agent (ii) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrowers and (iii) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Revolving Credit Commitment of such Lender as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.
20.6 Disclosure. Each of the Borrowers agrees that in addition to disclosures made in accordance with standard and customary banking practices any Lender may disclose information obtained by such Lender pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (i) to treat in confidence such information unless such information otherwise becomes public knowledge, (ii) not to disclose such information to a third party, except as required by law or legal process and (iii) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.
20.7 Assignee or Participant Affiliated with the Borrowers. If any assignee Lender is an Affiliate of any Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2, and the determination of the Majority Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans or Reimbursement Obligations. If any Lender sells a participating interest in any of the Loans or Reimbursement Obligations to a participant, and such participant is a Borrower or an Affiliate of any Borrower, then such transferor Lender shall promptly notify the Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to §14.1 or §14.2 to the extent that such participation is beneficially owned by a Borrower or any Affiliate of any Borrower, and the determination of the Majority Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans or Reimbursement Obligations to the extent of such participation. The provisions of this §20.7 shall not apply to an assignee Lender or participant which has disclosed to the other Lenders that it is an Affiliate of any Borrower and which, following such disclosure, has been excepted from the provisions of this §20.7 in a writing signed by the Majority Lenders determined without regard to the interest of such assignee Lender or transferor Lender, to the extent of such participation, in Loans or Reimbursement Obligations.

20.8 Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to §18 with respect to any claims or actions arising prior to the date of such assignment. Anything contained in this §20 to the contrary notwithstanding, any Lender may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Bank organized under §4 of the Federal Reserve Act, 12 U.S.C. §341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents. Notwithstanding any other provision in this Credit Agreement, any Lender that is a fund that invests in bank loans may, without the consent of the Agent or the Borrowers, pledge all or any portion of any Loan or any Note held by it to any trustee for, or any other representative of, investors in, or holders of equity securities issued, by such fund, as security for such investment or securities; provided that any foreclosure or similar action by such trustee shall be subject to the provisions of this §20 concerning assignments.
20.9 Assignment by Borrowers. None of the Borrowers shall assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.
20.10 Special Purpose Funding Vehicle. Notwithstanding anything to the contrary contained in this §20, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Lender, identified as such in writing from time to time delivered by the Granting Lender to the Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Credit Agreement, provided that (a) nothing herein shall constitute a commitment to make any Loan by any SPC, (b) the Granting Bank’s obligations under this Credit Agreement shall remain unchanged, (c) the Granting Lender should retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement and (d) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any expense reimbursement, indemnity or similar payment obligation under this Credit Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Credit Agreement) that, prior to the date that is one year and one day after the later of (i) the payment in full of all outstanding senior indebtedness of any SPC and (ii) the Maturity Date, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States of America or any State thereof. In addition, notwithstanding anything to the contrary contained in this §20.10, any SPC may (A) with notice to, but (except as specified below) without the prior written consent of, the Borrowers or the Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions (consented to by the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers, which consents shall not be unreasonably withheld or delayed) providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and (B) disclose on a confidential basis any non-public information relating to its Loans (other than financial statements referred to in §8.4) to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC. In no event shall the Borrowers be obligated to pay to an SPC that has made a Loan any greater amount than the Borrowers would have been obligated to pay under this Credit Agreement if the Granting Lender had made such Loan. An amendment to this §20.10 without the written consent of an SPC shall be ineffective insofar as it alters the rights and obligations of such SPC.

21. NOTICES, ETC.
Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes or any Letter of Credit Applications shall be in writing and shall be delivered in hand, mailed by United States of America registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service or, if approved in writing by Agent, by electronic means, addressed as follows:
(a) if to the Borrowers, at 5660 Katella Avenue, Suite 100, Cypress, California, 90630, Attention: Chief Financial Officer, with a copy to Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, 10178-0060, Attention: Richard S. Petretti, Esq., or at such other address for notice as the Borrowers shall last have furnished in writing to the Person giving the notice.”
(b) if to the Agent, at 8377 East Hartford Drive, Suite 200, Scottsdale, Arizona 85255, Attention: Syndication Servicing, with a copy to Latham & Watkins LLP, 5800 Sears Tower, Chicago, Illinois 60606, Attention: Jeffrey G. Moran, or such other address for notice as the Agent shall have last furnished to the Person giving such notice;
(c) if to any Lender, at such Lender’s address set forth on Schedule 1 hereto, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice; and
(d) if to the Parent, at 5660 Katella Avenue, Suite 100, Cypress, California, 90630, Attention: Steven L. Tanner, Chief Financial Officer, Anthony Polazzi, Vice President and Clarence E. Terry, Vice President, with a copy to Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, CA 90017-5735, Attention: Mark Shinderman, Esq., or at such other address for notice as the Parent shall last have furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and (ii) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.
22. GOVERNING LAW; CONSENT TO JURISDICTION.
(A) THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF ILLINOIS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE OF ILLINOIS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW); EXCEPT TO THE EXTENT ILLINOIS LAW IS SUPERSEDED BY THE BANKRUPTCY CODE.
(B) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT IN THE BANKRUPTCY COURT, AND, BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT, EACH DEBTOR HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE BANKRUPTCY COURT. EACH DEBTOR HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF THE BANKRUPTCY COURT AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE DEBTORS AT THEIR ADDRESS FOR NOTICES AS SET FORTH IN SECTION 21. EACH DEBTOR HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN SUCH COURT AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

23. HEADINGS.
The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.
24. COUNTERPARTS.
This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.
25. ENTIRE AGREEMENT, ETC.
The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.
26. WAIVER OF JURY TRIAL.
Each of the Borrowers hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of which rights and obligations. Except as prohibited by law, each of the Borrowers hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Borrowers (i) certifies that no representative, agent or attorney of any Lender or the Agent has represented, expressly or otherwise, that such Lender or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (ii) acknowledges that the Agent and the Lenders have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

27. CONSENTS, AMENDMENTS, WAIVERS, ETC.
Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by any of the Borrowers or their Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrowers and the written consent of the Majority Lenders. Notwithstanding the foregoing, (a) the rate of interest on the Notes may not be decreased (other than interest accruing pursuant to §6.10.2 following the effective date of any waiver by the Majority Lenders of the Default or Event of Default relating thereto), (b) all or any portion of the Collateral with a book value equal to or greater than 50% of the aggregate book value of the Collateral prior to such release may not be released, (c) no Borrower or any Person that is liable, whether directly or contingently, for payment obligations hereunder may be released and (d) the term of the Notes, the timing or amount of any required payments of principal and interest hereunder, any rates of interest payable hereunder, the amount of the Revolving Credit Commitments of the Lenders, the amount of commitment fees or Letter of Credit Fees hereunder, the definition of Majority Lenders and this §27 may not be changed without the written consent of the Borrowers and the written consent of each of the Lenders affected thereby; and the amount of the Agent’s fee under the Fee Letter, the Letter of Credit Fees or any other fees or amounts payable for the Agent’s account, and §5 or §16 may not be amended without the written consent of the Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon any Borrower shall entitle any Borrower to other or further notice or demand in similar or other circumstances. Notwithstanding anything in this §27 to the contrary, the Agent may terminate its security interest in and otherwise release any Collateral or any Borrower sold, transferred or otherwise disposed of by any Borrower or any Subsidiary of any Borrower if such disposition is in compliance with §10.5.2 and otherwise with the terms hereof.
28. SEVERABILITY.
The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.
29. RIGHT TO PUBLICIZE.
Each of the Borrowers hereby acknowledges that the Agent will have the right to publicize the transactions contemplated hereby by means of a tombstone advertisement or other customary advertisement in newspapers and other periodicals. The Agent agrees to provide the Borrowers with the opportunity to review any such tombstone advertisement prior to publication thereof and to provide reasonable comments as to the accuracy and contents thereof.

30. USURY.
All agreements between the Borrowers, the Agent and the Lenders are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of the maturity of the indebtedness evidenced hereby, by any Note or otherwise, shall the amount paid or agreed to be paid to the Lenders and the Agent for the use or the forbearance of the Indebtedness evidenced hereby or by the Notes exceed the maximum amount permissible under applicable law. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Credit Agreement, the Notes and the other Loan Documents shall be governed by such new law as of its effective date. In this regard, it is expressly agreed that it is the intent of the Borrowers, the Agent and the Lenders, in the execution, delivery and acceptance of the Notes, to contract in strict compliance with the laws of the State of Illinois from time to time in effect. If, under any circumstances whatsoever, performance or fulfillment of any provision of this Credit Agreement, the Notes or any of the other Loan Documents at the time such provision is to be performed or fulfilled shall involve exceeding the limit of validity prescribed by applicable law, then the obligation so to be performed or fulfilled shall be reduced automatically to the limits of such validity, and if under any circumstances whatsoever the Lenders and the Agent should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced by the Notes and not to the payment of interest. The provisions of this §30 shall control every other provision of this Credit Agreement and the Notes.

31. BANKRUPTCY MATTERS.
31.1 Parties Including Trustees; Bankruptcy Court Proceedings. This Credit Agreement, the other Loan Documents, and all liens and other rights and privileges created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Debtor, the estate of each Debtor, and any trustee, other estate representative or any successor in interest of any Debtor in any Chapter 11 Cases or any subsequent case commenced under Chapter 7 of the Bankruptcy Code. This Credit Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of the Agent, the L/C Issuer and the Lenders and their respective assigns, transferees and endorsees. The liens created by this Credit Agreement, the DIP Orders and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Cases or any other bankruptcy case of any Debtor to a case under Chapter 7 of the Bankruptcy Code or in the event of dismissal of any Chapter 11 Cases or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that the Agent file financing statements or otherwise perfect its liens under applicable law. No Debtor may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Agent, the L/C Issuer and the Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Debtor without the prior express written consent of the Agent, the L/C Issuer and the Lenders shall be void. The terms and provisions of this Credit Agreement are for the purpose of defining the relative rights and obligations of each Debtor, the Agent, the L/C Issuer and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Credit Agreement or any of the other Loan Documents.
31.2 Pre-Petition Loan Documents. Each Debtor hereby agrees that (i) this Credit Agreement is separate and distinct from the Pre-Petition Credit Agreement and (ii) the Pre-Petition Credit Agreement and other Pre-Petition Loan Documents are in full force and effect as of the date hereof. Each Debtor further agrees that by entering into this Credit Agreement, Lenders do not waive any Default or Event of Default under the Pre-Petition Loan Documents or any of their liens, claims, priorities, rights and remedies thereunder.
32. PATRIOT ACT. Each Lender that is subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.
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IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

REAL MEX RESTAURANTS, INC.
ACAPULCO RESTAURANTS, INC.
EL TORITO FRANCHISING COMPANY
EL TORITO RESTAURANTS, INC.
TARV, INC.
ACAPULCO RESTAURANT OF VENTURA, INC.
ACAPULCO RESTAURANT OF WESTWOOD, INC.
ACAPULCO MARK CORP.
MURRAY PACIFIC
ALA DESIGN, INC.
REAL MEX FOODS, INC.
ACAPULCO RESTAURANT OF DOWNEY, INC.
ACAPULCO RESTAURANT OF MORENO VALLEY, INC.
EL PASO CANTINA, INC.
CKR ACQUISITION CORP.
CHEVYS RESTAURANTS, LLC

By:
Name:
Title:

RM RESTAURANT HOLDING CORP.
By:
Name:
Title:

Address for Wire Transfers: Real Mex Restaurants, Inc. Wells Fargo Bank Long Beach, CA ABA 121 000 248 Account 4121350482

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:

Name:
Title: Duly Authorized Signatory

Address for payments:

Bank: Deutsche Bank Trust Company
ABA#: 021-001-033
Acct Name: GECC/FFC
Acct Number: 50283061
Reference: Real Mex Restaurants, Inc. — FFC9523

GE FRANCHISE FINANCE COMMERCIAL LLC, a Delaware limited liability company, as a Lender
By:
Name:
	Title:	Duly Authorized Signatory